CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS

DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED

WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE

CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.9

CONFIDENTIAL

PHASE 2 RESEARCH AND DEVELOPMENT AGREEMENT

This PHASE 2 RESEARCH AND DEVELOPMENT AGREEMENT (the “Agreement”), effective as of November 15, 2010 (the “Effective Date”), is made by and between CHEVRON U.S.A. INC., through its division, Chevron Technology Ventures (“CTV”), and SOLAZYME, INC. (“Solazyme”) (each a “Party,” and collectively the “Parties”).

BACKGROUND

A.	Solazyme owns and is developing novel, proprietary methods for the use of Algae (defined below) as a biocatalyst for converting renewable carbon sources primarily into lipids in non-photosynthesis processes;

B.	CTV and Solazyme previously entered into a Research and Development Agreement, effective as of January 1, 2009 (the “Phase 1 Agreement”), regarding Solazyme’s sponsored research on Algal Technology (defined below), including on Algae-Based Catalysis (defined below) and certain related areas, during Phase 1 (defined below);

C.	Pursuant to Section 2.4 of the Phase 1 Agreement, Phase 1 was originally scheduled to end on September 30, 2010; however, also pursuant to Section 2.4 of the Phase 1 Agreement, the Parties agreed in a letter agreement dated September 9, 2010, to extend Phase 1 by thirty days such that it ended on October 30, 2010;

D.	CTV desires to sponsor additional research by Solazyme in the area of Algal Technology, including on Algae-Based Catalysis and certain related areas, during Phase 2 (defined below);

E.	CTV and its Affiliates have expertise in the downstream conversion of hydrocarbons, including lipids, and the distribution and marketing of the resulting products, and are interested in possibly commercializing materials derived from Algae-Based Catalysis; and

F.	CTV and Solazyme desire to enter into a definitive agreement to memorialize the terms of the Phase 2 research and development efforts, and the related licenses, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1    “Added Value” has the meaning set forth on Exhibit E.

1.2    “Affiliate” means any individual or entity directly or indirectly controlling, controlled by, or under common control with a Party. For purposes of this definition, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity or the power to direct the activities of an individual, but an individual or entity shall be deemed to be an Affiliate only so long as such control exists.

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1.3    “Algae” means any microbe (i) with photosynthetic ability, and/or (ii) with natural oil-producing capability, which, for the avoidance of doubt, does not require metabolic engineering to produce significant quantities of oil, and/or (iii) that is cultivated and/or screened in the Research Program.

1.4    “Algae-Based Catalysis” means a process in which Algae is used as a biocatalyst to convert a carbon source into oil and/or other materials, beginning with a pre-treated (if pre-treatment is necessary) carbon source and ending with the biomass and/or any other material that results directly from such biocatalysis.

1.5    “Algal Oil” means any lipid or other material extracted, recovered, or separated from the biomass that results directly from any Algae-Based Catalysis before Hydroprocessing is applied to such lipid or other material, where such lipid or other material is a Licensed Product.

1.6    “Algal Program Technology” means any Program Technology consisting of Algal Technology Invented or created in the performance of the Research Program. For the avoidance of doubt, “Algal Program Technology” does not include any ERS Program Technology, PTF Program Technology, or Other Program Technology.

1.7    “Algal Technology” means any Technology consisting of (i) Algae-Based Catalysis; (ii) any biomass that results directly from Algae-Based Catalysis; (iii) any Algae themselves; (iv) any screening, selecting, cultivating, or processing of Algae, and the materials directly resulting from such screening, selecting, cultivating, or processing; (v) any genetic or metabolic engineering or mutagenesis of Algae, and the materials directly resulting from such genetic or metabolic engineering or mutagenesis; (vi) any selecting or screening of carbon sources for Algae-Based Catalysis only, (vii) any process utilizing the items in subsections (ii), (iii) or (v) of this Section 1.7, (viii) any lipids or other materials contained in the biomass resulting from Algae-Based Catalysis, and (ix) any equipment, software, or research methods invented or created for use with the processes in subsections (i) through (vii) of this Section 1.7.

1.8    “Background IP” means any Intellectual Property (i) that covers any Background Technology, and (ii) that (a) Is controlled by a Party as of the Effective Date, or (b) with respect to any Improvement, is controlled by a Party at the time it is invented, created or acquired. For purposes of this definition, “controlled by” a Party means possession of the right by the Party, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under, the Intellectual Property as provided for herein, without violating the terms of any agreement or other arrangements with any Third-Party licensee or requiring the payment of additional consideration specifically in connection with such grant unless the other Party has agreed in writing to pay for the amount of such payment.

1.9    “Background Technology” means (i) any Technology invented or created by or on behalf of either Party and/or one of its Affiliates prior to the Effective Date, or (ii) any Improvement.

1.10    “Change of Control” has the meaning set forth in Section 12.2.

1.11    “Commercial-Scale Licensed Facility” has the meaning set forth in Section 10.4.3.

1.12    “Confidential Information” means any information disclosed by one Party (or any of its Affiliates) to the other Party (or any of its Affiliates) in connection with this Agreement that (i) is in written, graphic, machine readable or other tangible form and is marked “Confidential” or “Proprietary” or in some other manner to clearly indicate its confidential nature, (ii) is disclosed orally, provided that such information

CONFIDENTIAL

is designated as confidential at the time of disclosure and confirmed in writing as confidential within sixty (60) days after its oral disclosure, or (iii) is disclosed orally in any meeting of the Executive Committee or Research Committee, except, for any of the foregoing cases, information that can be established with competent proof was: (a) already in the recipient’s possession without obligation of confidentiality at the time of disclosure, (b) developed independently without use of or reference to the Confidential Information of the disclosing Party, (c) obtained from a source other than the disclosing Party without obligation of confidentiality, or (d) publicly available when received, or subsequently becomes publicly available through no fault of the recipient. For the purpose of this definition of Confidential Information, disclosures which are specific are not within any of the foregoing exceptions merely because they are embraced by more general disclosures in the public domain or in the possession of the recipient, and combinations of features are not within any of the foregoing exceptions merely because individual features are separately in the public domain or in the possession of the recipient, unless the combination itself and its principle of operation are in the public domain or in the possession of the recipient. For the avoidance of doubt, any Program Technology (defined below) shall be the Confidential Information of the Party owning such Program Technology.

1.13    “Coproducts Field” means, for each CTV Licensed Facility in which the Target Product is in the Diesel Fuel Field, (i) all lubricants for transportation vehicles, (ii) all lubricant additives for transportation vehicles, (iii) all fuel additives for transportation vehicles, and (iv) [*] not in the Diesel Fuel Field, in each case if made as a coproduct in any process of manufacturing any transportation fuel in the Diesel Fuel Field in such CTV Licensed Facility. For the avoidance of doubt, fatty acid esters for usage as transportation fuels are not included in the “Coproducts Field,” Notwithstanding anything to the contrary herein, this definition is not meant to preclude the addition of any oxygen-bearing compounds to any of the products in this definition, provided such oxygen-bearing compounds are not produced through the use or practice of Algal Program Technology.

1.14    “CTV Authorized Licensee” means (i) any joint venture or other entity of which CTV or one of its Affiliates owns at least thirty percent (30%), or (ii) the entity that owns the Whangarel refinery in New Zealand, provided that CTV and/or its Affiliates own at least ten percent (10%) of such entity.

1.15    “CTV ERS Program Technology” means any ERS Program Technology invented or created solely by or on behalf of CTV and/or any of its Affiliates.

1.16    “CTV Geographic Field” means the countries of Australia, Malaysia, New Zealand, the Philippines, Singapore, South Africa, South Korea, Thailand, and the United States; and the provinces of Alberta, British Columbia, Manitoba, Northwest Territories, Nunavut, Saskatchewan, and Yukon of Canada.

1.17    “CTV Improvement” means any improvement of (i) any Program Technology, (ii) any of Solazyme’s Background Technology licensed hereunder, or (iii) any Solazyme Post-Research Program Improvement licensed hereunder, which improvement is invented or created by CTV, any of its Affiliates, and/or any of its sublicensees, arising out of or resulting from the practice by CTV, any of its Affiliates, and/or any of its sublicensees of the license rights set forth in Sections 5.1.2, 5.2.2, and 5.6, provided that such Improvement is claimed by a Patent, and provided further that such improvement is invented or created [*] and provided further that such improvement is “controlled by” CTV, its Affiliate, or its sublicensee (within the meaning set forth for a Party in Section 1.8).

1.18    “CTV Indemnitees” has the meaning set forth in Section 9.2.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.19    “CTV Licensed Facility” means any Licensed Facility that is owned by (i) CTV, (ii) one of CTV’s Affiliates, (iii) a CTV Authorized Licensee, or (iv) a Third Party and operated under contract with CTV and/or one of its Affiliates to make Licensed Products pursuant to Section 5.4.

1.20    “CTV Other Program Technology” means any Other Program Technology invented or created solely by or on behalf of CTV and/or any of its Affiliates.

1.21    “CTV PTF Program Technology” means any PTF Program Technology invented or created solely by or on behalf of CTV and/or any of its Affiliates.

1.22    “CTV Refinery” means any refinery owned in whole or in part by (i) CTV, (ii) one of CTV’s Affiliates, (iii) a CTV Authorized Licensee, or (iv) a Third Party and operated under contract with CTV and/or one of its Affiliates, in each case at which Algal Oil is refined.

1.23    “CTV Separation Program Technology” means any Separation Program Technology invented or created solely by or on behalf of CTV and/or any of its Affiliates.

1.24    “Diesel Fuel Field” means (i) any non-oxygen containing hydrocarbon transportation fuel that meets ASTM (or other relevant country specific) standards for diesel fuel, and (ii) any non-oxygen containing hydrocarbon diesel-like transportation fuel sold for use in an application where diesel fuel is conventionally used. For the avoidance of doubt, fatty acid esters are not included in the “Diesel Fuel Field.” Notwithstanding anything to the contrary herein, this definition is not meant to preclude the addition of any oxygen-bearing compounds to any of the products in this definition, provided such oxygen-bearing compounds are not produced through the use or practice of Algal Program Technology.

1.25    “Direct Competitor” means any company listed on Exhibit D or any Affiliate of any company listed on Exhibit D. For the avoidance of doubt, the companies listed on Exhibit D and their Affiliates are generally regarded as significant competitors of CTV and/or its Affiliates in the Diesel Fuel Field. CTV may propose, from time to time, the addition to Exhibit D of other companies of comparable competitive status, and Solazyme shall not unreasonably withhold its consent to such addition. Solazyme may propose, from time to time, the deletion from Exhibit D of companies that are no longer in existence or that are no longer significant competitors of CTV and/or its Affiliates in the Diesel Fuel Field, and CTV shall not unreasonably withhold its consent to such deletion.

1.26    “Direct Competitor Change of Control” has the meaning set forth in Section 10.4.1.

1.27    “Executive Committee” has the meaning set forth in Section 3.1.1.

1.28    “Extraction, Recovery or Separation Program Technology” or “ERS Program Technology” means any Program Technology for extracting, recovering or separating any lipid or other material from the biomass that results directly from any Algae-Based Catalysis and before Hydroprocessing is applied to such lipid or other material, including without limitation (i) separating triglyceride components from non-triglyceride components and (ii) Separation Program Technology.

1.29    Reserved.

1.30    “FTE” means a full-time employee or contractor dedicated to the conduct of the Research Program or, in the case of less than full-time dedication, a full-time equivalent person-year, based on

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approximately [*] hours per year, of work on or related to the Research Program.

1.31    “Fully Burdened Royalty Rate” means a royalty rate based on the following factors: (i) royalties payable (including minimum royalties payable, if applicable), (ii) lump sum payments (including without limitation prepaid royalties, milestone payments, and technology access fees, but not including payments with respect to research and/or development), (iii) credits or offsets against royalties, (iv) time to pay terms (provided that time to pay differentials of one calendar quarter or less may be disregarded), and (v) [*].

1.32    “Hydroprocessing” means the catalytic processing of triglycerides or other hydrocarbonaceous feedstock to effect the covalent modification of such triglycerides or other hydrocarbonaceous feedstock, excluding any separation and/or impurity removal activity.

1.33    “Improvement” means any CTV Improvement or Solazyme Improvement.

1.34    “Indemnitee” has the meaning set forth in Section 9.3.

1.35    “Intellectual Property” means all Patents, trade secrets, copyrights, and other intellectual property rights.

1.36    “Interim Research Letter Agreement” means the letter from Solazyme to CTV dated December 22, 2008, as amended by the letter from Solazyme to CTV dated February 27, 2009, as further amended by the letter from Solazyme to CTV dated April 30, 2009, as further amended by the letter from CTV to Solazyme dated June 30, 2009, and as further amended by the letter from CTV to Solazyme dated July 20, 2009.

1.37    “Joint ERS Program Technology” means any ERS Program Technology that is invented or created by or on behalf of both (i) CTV (and/or any of its Affiliates) and (ii) Solazyme (and/or any of its Affiliates).

1.38    “Joint Other Program Technology” means any Other Program Technology that is invented or created by or on behalf of both (i) CTV (and/or any of its Affiliates) and (ii) Solazyme (and/or any of its Affiliates).

1.39    “Joint PTF Program Technology” means any PTF Program Technology that is invented or created by or on behalf of both (i) CTV (and/or any of its Affiliates) and (ii) Solazyme (and/or any of its Affiliates).

1.40    “Liabilities” has the meaning set forth in Section 9.1.

1.41    “Licensed Facility” means any facility at which a Licensed Product is made pursuant to the licenses set forth in Article 5.

1.42    “Licensed Product” means any material (including any Algal Oil, any ultimate end product from such Algal Oil, and any material in between) (i) comprising any Algal Program Technology, and/or (ii) within the scope of any Algal Program Technology, and/or (iii) made, directly or indirectly, utilizing any method or process incorporating any Algal Program Technology, in each case to the extent such Algal Program Technology either (a) is [*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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owned or controlled by Solazyme, or (b) is Confidential Information owned or controlled by Solazyme disclosed to CTV by Solazyme and/or any of its Affiliates under this Agreement.

1.43    “Lubes and Additives Field” means (i) all lubricants for transportation vehicles, (ii) all lubricant additives for transportation vehicles, and (iii) all fuel additives for transportation vehicles. For the avoidance of doubt, the term transportation vehicles as used in this definition includes ground, water, air, and space vehicles. Notwithstanding the above, the Lubes and Additives Field will only be included in this Agreement if CTV has made all of the payments set forth in Section 6.1, and in the absence of such payments no license set forth in Sections 5.1.2, 5.2.2, and 5.6 shall be applicable to the Lubes and Additives Field.

1.44    “Minimum Royalty” has the meaning set forth on Exhibit E.

1.45    “Non-Photosynthetic Process” means any process of Algae-Based Catalysis conducted in which light is an insignificant source of direct energy input for cellular metabolism.

1.46    “Other Program Technology” means any Program Technology other than Algal Program Technology, ERS Program Technology, and PTF Program Technology.

1.47    “Patent” means each of the following: (i) any patent application, (ii) any divisional, substitution, continuation, or continuation-in-part application, (iii) any reissue, re-examination or extension of a patent application or issued patent, (iv) any foreign counterpart of any of the items in subsections (i), (ii) or (iii) of this Section 1.47, and (v) any patent issuing on any of the items in subsections (i), (ii), (iii) or (iv) of this Section 1.47.

1.48    “Phase 1” means the research and development program under the Phase 1 Agreement, which program concluded on October 30, 2010.

1.49    “Phase 2” has the meaning set forth in Section 2.4.

1.50    “Phase 2 Option Period” has the meaning set forth in Section 6.3.

1.51    “Phase 3” has the meaning set forth in Section 2.4.

1.52    “Phase 3 Agreement” means a written, executed agreement, if any, between the Parties pursuant to which they agree, among other terms, to extend the Research Program Term for Phase 3.

1.53    “Program IP” means any Intellectual Property covering any Program Technology.

1.54    “Program Technology” means any Technology invented or created by or on behalf of Solazyme (and/or one of its Affiliates) and/or CTV (and/or one of its Affiliates) in the performance of the Research Program.

1.55    “Program Patent” means a Patent claiming any Program Technology.

1.56    “Pre-Treatment of Feedstock Program Technology” or “PTF Program Technology” means Program Technology for treating a carbon source in order to make more readily available its fermentable sugars and/or prepare it for Algae-Based Catalysis, after delivery of the carbon source to a processing location and prior to the introduction of such carbon source to Algae-Based Catalysis.

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1.57    “Relevant CTV Geographic Subfield” means each of the following: (i) the United States and the provinces of Alberta, British Columbia, Manitoba, Northwest Territories, Nunavut, Saskatchewan, and Yukon of Canada; or (ii) Australia, Malaysia, New Zealand, the Philippines, Singapore, South Korea, and Thailand; or (iii) South Africa.

1.58    “Representative” has the meaning set forth in Section 8.1.

1.59    “Research and Development Plan” means the Phase 2 research and development plan attached hereto as Exhibit A, as amended and updated from time to time, and incorporated by reference herein.

1.60    “Research Committee” has the meaning set forth in Section 3.2.1.

1.61    “Research Program” means the program of research and development to be conducted during Phase 2 in accordance with the Research and Development Plan under this Agreement.

1.62    “Research Program Term” has the meaning described in Section 2.4.

1.63    “Separation Program Technology” means any Program Technology for removing any impurities from the lipids or other materials that have been separated from the biomass that results directly from any Algae-Based Catalysis.

1.64    “Solazyme Algal Licensee” means any Third Party to which Solazyme (or any of its Affiliates) licenses (or sublicenses) any Algal Program Technology.

1.65    “Solazyme Disclosure Representative” has the meaning described in Section 2.1.1.

1.66    “Solazyme ERS Program Technology” means any ERS Program Technology invented or created solely by or on behalf of Solazyme and/or any of its Affiliates.

1.67    “Solazyme Improvement” means any improvement of (i) any Program Technology or (ii) any of Solazyme’s Background Technology licensed hereunder, which improvement is invented or created by Solazyme, any of its Affiliates, and/or any of its Third-Party licensees to which Solazyme has granted rights to CTV Improvements, between the Effective Date and the expiration or termination of the Research Program Term, provided that such improvement is sufficiently developed such that it is ready for licensing without the requirement for further research and/or development by Solazyme or any of its Affiliates before commercial application or commercial implementation, provided further that such improvement is “controlled by” Solazyme, its Affiliate, or its Third-Party licensee (within the meaning set forth for a Party in Section 1.8).

1.68    “Solazyme Indemnitees” has the meaning set forth in Section 9.1.

1.69    “Solazyme Other Program Technology” means any Other Program Technology invented or created solely by or on behalf of Solazyme and/or any of its Affiliates.

1.70    “Solazyme Post-Research Program Improvement” has the meaning set forth in Section 5.6.

1.71    “Solazyme PTF Program Technology” means any PTF Program Technology invented or created solely by or on behalf of Solazyme and/or any of its Affiliates.

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1.72    “Target Product” means the product being manufactured from Algal Oil at a CTV Licensed Facility that [*] Algal Oil at such facility for a calendar year, as measured on an annual basis.

1.73    “Technology” means any conception, idea, innovation, discovery, invention, process, know-how, formulae, composition, data, result, software, methodology, program or other information, whether or not patentable, copyrightable, or susceptible to any other form of legal protection.

1.74    “Third Party” means any person or entity other than CTV and its Affiliates, Solazyme and its Affiliates, and permitted assigns of any of the foregoing.

1.75    “Unrequested Information” has the meaning set forth in Section 2.1.2.

ARTICLE 2

RESEARCH PROGRAM

2.1    Research Program. Subject to the terms and conditions set forth herein, Solazyme and CTV shall each conduct, and, as needed, shall cause their respective Affiliates to participate in, the Research Program in accordance with the Research and Development Plan and Section 2.1.1 below. The intent of the Research Program is to develop Technology for application in the Diesel Fuel Field. The Research and Development Plan may only be amended by mutual agreement of the Parties or by the Research Committee.

2.1.1    Sponsored Research: Reporting and Non-Disclosure. During the Research Program Term, Solazyme shall use commercially reasonable efforts to perform independently, and with its Affiliates as needed, all research and development activities as more fully set forth in the Research and Development Plan. Notwithstanding any other provision of this Agreement, Solazyme shall not, without its written consent, be required to perform research activities other than as set forth in the Research and Development Plan. CTV is currently conducting research and development, independently and with Third Parties, on [*] Solazyme shall use commercially reasonable efforts to limit the disclosure to CTV or any of its Affiliates of Solazyme’s Confidential Information consisting of Solazyme’s Program Technology or Solazyme’s Background Technology to that described in Section I of Exhibit F. During the Research Program Term, Solazyme shall provide to CTV quarterly written reports, consistent with Section I of Exhibit F (or consistent with other written authorization from CTV), describing the progress of the Research Program. In the event that CTV has any question about such a written report, or desires additional information beyond that set out in any such written report, CTV shall submit such inquiry only to Solazyme’s Chief Technology Officer and/or other Solazyme personnel specifically designated in writing by Solazyme’s Chief Technology Officer (collectively, the “Solazyme Disclosure Representative”), provided that submitting any such inquiry to a Solazyme personnel other than the Solazyme Disclosure Representative shall not be grounds for termination of this Agreement. If CTV submits any such inquiry in writing to the Solazyme Disclosure Representative, such writing shall constitute a prior written consent of CTV for Solazyme to disclose information beyond that described in Section I of Exhibit F with respect to the information requested.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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2.1.2    Covenant Not to Assert. Notwithstanding Section 2.1.1, in the event that, after the execution of this Agreement, without the express prior written consent of CTV or as set forth in a Phase 3 Agreement, Solazyme (inadvertently or purposefully) discloses to CTV or any of its Affiliates any Confidential Information of Solazyme regarding Solazyme’s Program Technology or Solazyme’s Background Technology except as permitted under Section I of Exhibit F (“Unrequested Information”), Solazyme shall not assert that any use of such Unrequested Information by CTV or any of its Affiliates, alone or with Third Parties, breaches any obligation hereunder or is subject to the payment of royalties or other compensation; provided, however, that such covenant not to assert shall not apply with respect to (i) any issued and unexpired patent (that has not been invalidated) controlled by Solazyme, or (ii) any response to a request for information made orally or in writing by CTV to a Solazyme personnel other than the Solazyme Disclosure Representative. For the avoidance of doubt, if CTV requests any information orally from the Solazyme Disclosure Representative, any response to such inquiry shall be Unrequested Information subject to the covenant not to assert set forth in this Section 2.1.2. In the event that CTV and/or any of its Affiliates are collaborating with a Third Party in connection with a use of Unrequested Information, CTV and its Affiliates may disclose any Unrequested Information to such Third Party on a need to know basis in connection with such use of such Unrequested Information, and such Third Party may use such Unrequested Information pursuant to the collaboration agreement between CTV or any of its Affiliates and such Third Party, but only pursuant to a written confidentiality agreement with terms at least as stringent as those set forth in this Agreement.

2.2    Reserved.

2.3    Research Reports and Records. Solazyme and CTV shall maintain records of their respective activities under the Research Program, or cause such records to be maintained, in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research Program, including information sufficient to establish dates of invention, creation, and/or reduction to practice of Program Technology.

2.4    Research Program Term. The Research Program shall commence on the Effective Date and, unless terminated earlier as set forth in Section 2.4.2 or 2.4.3 or under Article 10, shall continue through the end of the Research Program, as set forth in the Research and Development Plan, which is set at June 30, 2012, unless modified by mutual agreement of the Parties (“Phase 2”). On or before ninety (90) days after the end of Phase 2, the Parties may mutually agree to extend the Research Program Term for a third phase, to authorize activities set forth in a research and development plan pursuant to a Phase 3 Agreement (“Phase 3”), provided that the technology access fee has first been paid pursuant to Section 6.2. Phase 2 and Phase 3 (if undertaken) are collectively referred to herein as the “Research Program Term.”

2.4.1    Reserved.

2.4.2    Termination by Solazyme During Phase 2. Solazyme may terminate the Research Program without cause at any time during Phase 2, provided that Solazyme pays CTV an amount equal to [*]. Notwithstanding anything to the contrary herein, upon any termination of the Research Program under this Section 2.4.2, the licenses granted under Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.2.1, 5.2.2, 5.3.1, and 5.3.3, and the provisions of Section 5.6 shall terminate immediately, but the licenses granted under Sections 5.2.3 and 5.3.2 shall survive, but only to such Program Technology as it exists as of the date of such termination.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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2.4.3    Termination by CTV During Phase 2. CTV may terminate the Research Program without cause at any time during Phase 2, with such termination effective four (4) months after delivery of written notice of such termination to Solazyme. During the four-month period between the delivery of written notice of termination of the Research Program by CTV and the effective date of such termination, CTV shall remain responsible for paying to Solazyme the quarterly payments (as prorated) for the conduct of Phase 2 during such four-month period, as well as all other expenditures that had been committed for the Research Program pursuant to the Research and Development Plan as of the date of delivery by CTV of the termination notice and that cannot be cancelled. Upon any termination of the Research Program under this Section 2.4.3, the licenses granted under Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.2.1, 5.2.2, 5.3.1 and 5.3.3, and the provisions of Section 5.6, shall terminate immediately, but the licenses granted under Sections 5.2.3 and 5.3.2 shall survive, but only to such Program Technology as it exists as of the date of such termination; provided, however, that notwithstanding the foregoing, all rights under Article 5 shall survive if CTV pays Solazyme, prior to the effective date of such termination, the technology access fee under Section 6.2 as well as any payments that would have otherwise been due under Section 6.1 but for CTV’s early termination of the Research Program under this Section 2.4.3.

2.5    Phase 3 Agreement. The Parties currently expect that a Phase 3 Agreement, if executed, could include provisions with respect to: (i) the payments to be made by CTV to Solazyme during Phase 3; (ii) the milestone events (if any), criteria for milestone payments, and relative amounts for each milestone event; (iii) any termination events as the Parties mutually agree in the event of a Direct Competitor Change of Control of Solazyme during Phase 3; (iv) any additional confidentiality provisions as the Parties mutually agree; (v) such provisions as the Parties mutually agree are necessary to provide CTV’s access to relevant Background Technology of Solazyme and Program Technology in connection with the commercialization of Licensed Products as permitted under this Agreement in the event of the liquidation or other unavailability of Solazyme; and (vi) any commercialization and commercial diligence provisions as the Parties mutually agree, including those with respect to Solazyme’s possible participation in commercialization as described in Section 7.2. For the avoidance of doubt, the license rights set forth in Sections 5.1.2 and 5.2.2, and the provisions of Section 5.6, are not contingent on the Parties agreeing to extend the Research Program Term for Phase 3, but such license rights are contingent upon CTV making the payments set forth in Section 6.1 and 6.2, as provided in Section 6.2. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, neither Party is obligated to agree to extend the Research Program Term for Phase 3 or to execute a Phase 3 Agreement.

2.6    Independent Research and Development. Nothing in this Agreement shall in any way restrict or impair the right of either Party to conduct its own independent research and development efforts, either independently or jointly with Third Parties, even though such research and development may parallel or overlap the research and development efforts under this Agreement, but subject to the provisions of Section 2.1.2 and Article 8. For the avoidance of doubt, no license is needed from Solazyme (or granted by Solazyme) or royalty payable by CTV in connection with the use or disposition of the results of such independent research and development by CTV, even if such results coincide with any non-patented Background Technology of Solazyme or non-patented Program Technology, in each case if not disclosed to CTV pursuant to this Agreement. Nothing in this Section 2.6 shall be deemed to grant to CTV or Solazyme any licenses to Program IP or rights to the Confidential Information of the other Party that are not expressly set forth in this Agreement.

2.7    Government Legislation or Regulation. In the event that during the Research Program Term, there is adopted a new law or governmental regulation within the CTV Geographic Field that would make it legally or economically impractical to commercialize Licensed Products in the Diesel Fuel Field within such

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CTV Geographic Field, the Parties shall meet and discuss whether and how to respond to such new law or regulation. Possible responses could include changes to the direction of the Research Program, reallocation of the resources with respect to the Research Program, and/or early termination of the Research Program.

ARTICLE 3

MANAGEMENT

3.1    Executive Committee.

3.1.1    Establishment of Executive Committee. Solazyme and CTV shall establish an executive committee (the “Executive Committee”) to oversee the overall relationship between the Parties and any development and commercialization of Licensed Products, including after the conclusion of the Research Program. The Executive Committee shall be responsible for (i) overseeing the overall execution of this Agreement, (ii) resolving any matters not otherwise resolved by the Research Committee, and (iii) resolving any matters relating to development, commercialization, patenting, or other non-research issues.

3.1.2    Membership of Executive Committee. The Executive Committee shall consist of two (2) representatives from each Party, or such other equal number of representatives as the Parties may from time to time agree in writing, with each Party’s representatives selected by the Party. The initial representatives from each Party on the Executive Committee are set forth in Exhibit H. Either Party may replace its Executive Committee representatives at any time, upon written notice to the other Party.

3.1.3    Meetings. The Executive Committee shall meet as mutually agreed, at locations and times agreed by the Parties, and members of the Executive Committee may participate in any such meeting in person, by telephone, or by video conference. Special meetings of the Executive Committee may be called by either Party on fifteen (15) days written notice to the other Party.

3.1.4    Decision Making. Decisions of the Executive Committee shall be made by unanimous approval of the members of the Executive Committee present at a meeting, provided that at least one member of each Party is present at such meeting, or the unanimous written approval of all members of the Executive Committee. In the event of a deadlock, such issue shall be referred to the senior most executive for the relevant business unit of each of the Parties.

3.2    Research Committee.

3.2.1    Establishment of Research Committee. Solazyme and CTV shall establish a research committee (the “Research Committee”) to oversee the conduct of the Research Program, monitor research progress under this Agreement, and facilitate the exchange between the Parties of information relating to the Research Program consistent with Exhibit F and other relevant terms of this Agreement. More specifically, the Research Committee shall be responsible for (a) discussing the progress and future direction of the Research Program; (b) discuss what, if any, additional work needs to be done in the Research Program; (c) steward the expenses incurred during the Research Program against the budget; (d) make recommendations and provide guidance to each Party in the areas of patent solicitation, product evaluation, application, and commercialization; and (e) call on other members of each Party’s respective company organizations to provide expertise and services to the Research Program as may be required from time to time. The Research Committee shall have the right to amend the Research and Development Plan upon mutual agreement as set forth in Section 2.1.

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3.2.2    Membership of Research Committee. The Research Committee shall consist of three (3) representatives from each Party, or such other equal number of representatives as the Parties may from time to time agree in writing, with each Party’s representatives selected by the Party. The initial representatives from each Party on the Research Committee are set forth in Exhibit A. Either Party may replace its respective Research Committee members at any time, upon written notice to the other Party.

3.2.3    Meetings. During the Research Program Term, the Research Committee shall meet at least quarterly, or as agreed by the Parties, at locations agreed by the Parties. Upon prior consent of a Party, a representative of the other Party may attend a Research Committee meeting as a nonvoting observer. Research Committee members may participate in any such meeting in person, by telephone, or by video conference. Solazyme shall prepare minutes of each Research Committee meeting in advance of the next Research Committee meeting, and the Research Committee shall review and approve such minutes at such next Research Committee meeting. During the Research Program Term, the Parties shall use commercially reasonable efforts to confine the discussions at Research Committee meetings to (i) the contents of the reports provided by Solazyme pursuant to Section 2.1.1 and (ii) any responses provided by Solazyme to any written questions from CTV pursuant to Section 2.1.1.

3.2.4    Decision Making. Decisions of the Research Committee shall be made by unanimous approval of the members of Research Committee present at a meeting, provided that at least one member of each Party is present at such meeting, or the unanimous written approval of all members of the Research Committee. In the event the Research Committee is unable to resolve an issue, it may be referred by either Party to the Executive Committee, who shall meet to discuss and attempt to resolve the matter within thirty (30) days of the referral.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1    Ownership of Technology and Intellectual Property.

4.1.1    Ownership of Background Technology and Background IP. Except as expressly set forth in this Agreement, nothing in this Agreement shall alter either Party’s ownership and other rights with respect to such Party’s Background Technology and Background IP and, in the case of Solazyme, the Solazyme Post-Research Program Improvements. For the avoidance of doubt, CTV’s Background Technology and Background IP shall remain owned by CTV, and Solazyme’s Background Technology. Background IP and Solazyme Post-Research Program improvements shall remain owned by Solazyme. Further, for the avoidance of doubt, any Technology that is not an Improvement or a Solazyme Post-Research Program Improvement, and is not Program Technology, but is invented or created by or on behalf of either Party or one of its Affiliates after the Effective Date and independent of this Agreement, shall remain owned by the Party that invented or created such Technology, or on whose behalf it was invented or created, and such Technology shall not be included in any license provided under this Agreement.

4.1.2    Ownership of Program Technology and Program IP. Solazyme shall own all Algal Program Technology and the Intellectual Property covering such Algal Program Technology. Ownership of any ERS Program Technology, PTF Program Technology, and Other Program Technology, and the Intellectual Property covering such ERS Program Technology, PTF Program Technology, and Other Program Technology, shall be determined as follows: (i) CTV shall own all CTV ERS Program Technology, CTV PTF Program Technology, and CTV Other Program Technology, and the Intellectual Property covering such CTV ERS Program Technology, CTV PTF Program Technology, and CTV Other Program Technology; (ii) Solazyme shall own all Solazyme ERS Program Technology, Solazyme PTF Program Technology, and

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Solazyme Other Program Technology, and the Intellectual Property covering such Solazyme ERS Program Technology, Solazyme PTF Program Technology, and Solazyme Other Program Technology; and (iii) CTV and Solazyme shall jointly own all Joint ERS Program Technology, Joint PTF Program Technology, and Joint Other Program Technology, and the Intellectual Property covering such Joint ERS Program Technology, Joint PTF Program Technology, and Joint Other Program Technology. In determining whether particular Program Technology is CTV ERS Program Technology, Solazyme ERS Program Technology, Joint ERS Program Technology, CTV PTF Program Technology, Solazyme PTF Program Technology, Joint PTF Program Technology, CTV Other Program Technology, Solazyme Other Program Technology, or Joint Other Program Technology, inventorship shall be determined in accordance with U.S. patent law.

4.2    Disclosure.

4.2.1    Program Technology. Solazyme shall periodically (but in no event later than at the next Research Committee meeting) disclose to CTV all Program Technology invented or created by or on behalf of Solazyme and/or any of its Affiliates, provided that such disclosure shall be only in accordance with Section 2.1.1. The Parties acknowledge that, given that the Research Program is arranged as sponsored research to be conducted by or on behalf of Solazyme and/or its Affiliates, during the Research Program Term CTV and/or its Affiliates are not expected to invent or create any Program Technology; provided, however, that in the event any Program Technology is invented or created by or on behalf of CTV and/or its Affiliates (during Phase 2), CTV shall periodically (but in no event later than at the next Research Committee meeting) disclose to Solazyme all such Program Technology, provided that CTV shall not be obligated to disclose any CTV Separation Program Technology except that which is claimed by a Patent filed by or on behalf of CTV and/or its Affiliates.

4.2.2    Background Technology and Background IP. In the event either Party is interested in practicing any ERS Program Technology, PTF Program Technology or Other Program Technology to which it has rights under this Agreement, outside of any practice of the license under Section 5.2.2, upon written request of such Party describing the Technology that it wishes to practice, the other Party shall disclose whether it owns or controls any Intellectual Property (not constituting Program Technology) that it believes would require a license to practice such ERS Program Technology, PTF Program Technology or Other Program Technology. Such other Party shall consider a request to license any such Intellectual Property (not constituting Program Technology) on a case by case basis, but may determine whether to offer or refuse to provide such a license, including the terms and conditions thereof, in its sole discretion.

4.3    Prosecution and Maintenance of Patents.

4.3.1    Patents Claiming Background Technology. Nothing in this Agreement shall alter either Party’s Patent prosecution, maintenance, and related rights with respect to such Party’s Background Technology.

4.3.2    Algal Program Technology. Solazyme shall have the right to prepare, file, prosecute and maintain, at its sole expense, all Program Patents claiming Algal Program Technology. Solazyme shall also have the right to determine, whether to retain any Algal Program Technology as a trade secret and not file a patent application with respect thereto. If Solazyme determines not to keep particular Algal Program Technology as a trade secret, but is not willing to incur Patent costs with respect thereto in a particular jurisdiction in the CTV Geographic Field, Solazyme shall notify CTV no less than forty five (45) days in advance of any applicable deadline relating to preserving the patentability of such Algal Program Technology, provided that such notification shall only be provided if it can be made consistent with the provisions of Section 2.1.1. CTV can then elect to pay Patent costs for such Algal Program Technology in

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the particular jurisdiction (provided that it is in the CTV Geographic Field), in which event Solazyme will prepare, file, prosecute and maintain, at CTV’s expense Program Patents with respect to such Algal Program Technology (which Program Patents shall continue to be owned as set forth in Section 4.1.2) in the particular jurisdiction. [*].

4.3.3    CTV ERS Program Technology, CTV PTF Program Technology, and CTV Other Program Technology. CTV shall be responsible for and shall control, at its sole expense, in consultation with Solazyme, the preparation, filing, prosecution and maintenance of all Program Patents claiming CTV ERS Program Technology, CTV PTF Program Technology, or CTV Other Program Technology. CTV shall have the right to determine, in consultation with Solazyme, whether to retain any such Program Technology as a trade secret and not file a patent application with respect thereto.

4.3.4    Solazyme ERS Program Technology, Solazyme PTF Program Technology, and Solazyme Other Program Technology. Solazyme shall be responsible for and shall control, at its sole expense, in consultation with CTV (provided that such consultation shall only take place if it can be done consistent with the provisions of Section 2.1.1), the preparation, filing, prosecution and maintenance of all Program Patents claiming Solazyme ERS Program Technology, Solazyme PTF Program Technology, or Solazyme Other Program Technology. Solazyme shall have the right to determine, in consultation with CTV (provided that such consultation shall only take place if it can be done consistent with the provisions of Section 2.1.1), whether to retain any such Program Technology as a trade secret and not file a patent application with respect thereto.

4.3.5    Joint ERS Program Technology, Joint PTF Program Technology and Joint Other Program Technology. The Parties to any Joint ERS Program Technology, Joint PTF Program Technology, or Joint Other Program Technology shall use commercially reasonable efforts to determine whether to retain any such Program Technology as a trade secret and not file a patent application with respect thereto. If both Parties desire to file a patent application with respect to such Program Technology, the Parties shall use commercially reasonable efforts to obtain and maintain Program Patents claiming such Program Technology, as recommended by either Party’s patent counsel. If the Parties fail to agree as to which Party’s counsel shall undertake the preparation, filing, prosecution and maintenance of any such Program Patents, then the Parties shall mutually select a third-party patent counsel to handle such activities. The Parties shall also consult in good faith with respect to whether the applicable Program Patents covering Joint ERS Program Technology, Joint PTF Program Technology, and Joint Other Program Technology are being adequately protected and as to whether, and what, further action is reasonably necessary to protect such rights. The Parties shall fully and reasonably cooperate in performing any acts and executing and delivering all documents for use in applying for and obtaining such Program Patents. The Parties shall share equally the expenses for applying for, obtaining and maintaining protection for such Program Patents. Notwithstanding the foregoing, either Party, upon written notice to the other Party may elect to: (a) not file a patent application on any Joint ERS Program Technology, Joint PTF Program Technology, or Joint Other Program Technology; (b) discontinue prosecution of (including any opposition against) any pending patent application on any Joint ERS Program Technology, Joint PTF Program Technology, or Joint Other Program Technology; or (c) not pay any fee or undertake any other action necessary to maintain the full force and effect of a Program Patent on any Joint ERS Program Technology, Joint PTF Program Technology, or Joint Other Program Technology. Upon receipt of such written notice, the other Party shall have the right, as the case may be, to file or prosecute the application or maintain the Program Patent at its sole expense, in consultation with the other Party and in the names of both Parties. Notwithstanding the above, to the extent any Joint ERS Program Technology is specific only to any Non-Photosynthetic Process, or a Program Patent with respect to such Joint ERS

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Technology contains or would contain only claims specific to any Non-Photosynthetic Process, Solazyme shall be responsible for and shall control, at its sole expense, in consultation with CTV (provided that such consultation shall only take place if it can be done consistent with the provisions of Section 2.1.1), the preparation, filing, prosecution and maintenance of such Program Patents.

4.3.6    Cooperation. Each Party shall use commercially reasonable efforts to keep the other Party fully informed as to the status of Patent matters described in Sections 4.3.3, 4.3.4, and 4.3.5, provided that such information shall only be provided by Solazyme if it can be done consistent with the provisions of Section 2.1.1, and provided further that Solazyme’s obligation shall be limited to Patents in the CTV Geographic Field. Each Party shall provide the other Party the opportunity to review and comment on complete copies of any material documents to be filed in connection with Program Patents arising under Section 4.3.3, 4.3.4, or 4.3.5 at least twenty (20) days in advance of each applicable filing date or prosecution deadline, and any such comments shall be provided at least ten (10) days in advance of each applicable filing date or prosecution deadline, provided that such opportunity to review and comment shall only be provided by Solazyme if it can be done consistent with the provisions of Section 2.1.1, and provided further that Solazyme’s obligation shall be limited to Patents in the CTV Geographic Field. Notwithstanding the foregoing sentence, if the time frame for responding to a particular patent office action does not allow for the Parties to comply with these time periods, then each Party shall comply with such obligations as soon as is reasonably practicable. Each Party shall also provide the other Party with copies (or accessible electronic links to downloadable copies) of any substantive documents associated with Program Patents arising under Section 4.3.3, 4.3.4, or 4.3.5 that such Party receives from the United States Patent and Trademark Office or any foreign patent office within thirty (30) days after receipt, including notice of all official actions, interferences, reissues, re-examinations, oppositions, or requests for patent term extensions, provided that such copies shall be provided by Solazyme only if it can be done consistent with the provisions of Section 2.1.1, and provided further that Solazyme’s obligation shall be limited to Patents in the CTV Geographic Field. Each Party shall, at its sole expense, reasonably cooperate with and assist the other Party in connection with its activities under Sections 4.1.2, 4.3.2, 4.3.3, 4.3.4, and 4.3.5, at the other Party’s request, including the execution of any assignment documents or other actions necessary to vest ownership as set forth in this Article 4.

4.4    Enforcement of Intellectual Property.

4.4.1    Notice. If either Party becomes aware of any actual or potential infringement by a Third Party of any Program IP in the Diesel Fuel Field or the Lubes and Additives Field, in either case in the CTV Geographic Field, the Party having such knowledge shall promptly give notice to the other Party, with all available details in such Party’s possession.

4.4.2    Infringement of Background IP. Nothing in this Agreement shall alter either Party’s right to initiate any legal action at any time to enforce such Party’s rights under its Background IP, which rights shall remain exclusively with such Party.

4.4.3    Infringement of Algal Program Technology. Solazyme shall have the right, but not the obligation, to initiate any legal action, at its sole expense, to enforce its rights under any Algal Program Technology. Any recovery received pursuant to any legal action under this Section 4.4.3 shall be retained by Solazyme.

4.4.4    Infringement of CTV ERS Program Technology, CTV PTF Program Technology, or CTV Other Program Technology. CTV shall have the right, but not the obligation, to initiate any legal action, at its sole expense, to enforce CTV’s rights under any CTV ERS Program Technology, CTV PTF

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Program Technology, or CTV Other Program Technology. In any such action initiated by CTV, Solazyme shall cooperate with CTV in all reasonable respects at CTV’s sole expense. Any recovery received pursuant to any legal action under this Section 4.4.4 shall be retained by CTV.

4.4.5    Infringement of Solazyme ERS Program Technology, Solazyme PTF Program Technology, or Solazyme Other Program Technology. Solazyme shall have the right, but not the obligation, to initiate any legal action, at its sole expense, to enforce Solazyme’s rights under any Solazyme ERS Program Technology, Solazyme PTF Program Technology, or Solazyme Other Program Technology. In any such action initiated by Solazyme, CTV shall cooperate with Solazyme in all reasonable respects at Solazyme’s sole expense. Any recovery received pursuant to any legal action under this Section 4.4.5 shall be retained by Solazyme.

4.4.6    Infringement of Joint ERS Program Technology, Joint PTF Program Technology, or Joint Other Program Technology.

(a) With the mutual consent of both Parties in each instance, either Party may initiate any legal action, to enforce the Parties’ rights under any Joint ERS Program Technology, Joint PTF Program Technology, or Joint Other Program Technology. The expenses of any such legal action shall be shared equally by the Parties. If the Parties mutually consent to any such legal action, each Party shall cooperate (and cause its respective Affiliates to cooperate) with the other Party in all reasonable respects, including by not (i) granting any license under such Program Technology to the accused infringers until after such action is finally resolved or (ii) otherwise settling the matter without the other Party’s consent. In any such legal action, each Party shall have the right to name and join the other Party (and all relevant Affiliates) as a party plaintiff. Any recovery received pursuant to any legal action under this Section 4.4.6(a) shall be equally apportioned between the Parties.

(b) Notwithstanding Section 4.4.6(a) above, Solazyme shall have the right, but not the obligation, to initiate any legal action, at its sole expense, to enforce its rights under any Joint ERS Technology against any infringement of such Joint ERS Program Technology that is specific to a Non-Photosynthetic Process. CTV shall cooperate (and cause its respective Affiliates to cooperate) with Solazyme in all reasonable respects under this Section 4.4.6(b), at Solazyme’s expense, including by not (i) granting any license under such Program Technology to the accused infringers until after such action is finally resolved or (ii) otherwise settling the matter without Solazyme’s consent. In any such legal action, Solazyme shall have the right to name and join CTV (and all relevant Affiliates) as a party plaintiff. Any recovery received pursuant to any legal action under this Section 4.4.6(b) shall be retained by Solazyme.

ARTICLE 5

LICENSES

5.1    Licenses Under Background IP.

5.1.1    Research License to CTV. Subject to the terms and conditions of this Agreement, Solazyme hereby grants to CTV a non-exclusive, worldwide, irrevocable, sublicensable (only as set forth in Section 5.4.1), royalty-free license, for the Research Program Term, under Solazyme’s Background IP solely for CTV and its Affiliates to conduct CTV’s activities under the Research and Development Plan.

5.1.2    License Under Solazyme’s Background IP for CTV to Make Licensed Products in the Diesel Fuel Field, Coproducts Field and Lubes and Additives Field. Subject to the terms and conditions of this Agreement, Solazyme hereby grants to CTV a non-exclusive, worldwide, sublicensable (only as set

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forth in Section 5.4.1), royalty-bearing (as set forth in Article 6) license, under Solazyme’s Background IP solely for CTV and its authorized sublicensees (i) to develop and support Licensed Products in the Diesel Fuel Field, Coproducts Field and Lubes and Additives Field for the purpose of the sale or other distribution of such Licensed Products tn the Diesel Fuel Field, Coproducts Field and Lubes and Additives Field, and (ii) to make, have made, use, sell, offer for sale, import, or otherwise dispose of Licensed Products in the Diesel Fuel Field, Coproducts Field and Lubes and Additives Field; provided, however, that sales of the Licensed Products In the Diesel Fuel Field and Lubes and Additives Field under this Section 5.1.2 shall be limited to twenty-five thousand (25,000) barrels per day of such Licensed Products sold in the United States. For the avoidance of doubt, the license under this Section 5.1.2 does not authorize CTV to provide to Third Parties research services under Solazyme’s Background IP.

5.1.3    Research License to Solazyme. Subject to the terms and conditions of this Agreement, CTV hereby grants to Solazyme a non-exclusive, worldwide, irrevocable, sublicensable (only as set forth in Section 5.4.2), royalty-free license, for the Research Program Term, under CTV’s Background IP solely for Solazyme and its Affiliates to conduct Solazyme’s activities under the Research and Development Plan.

5.1.4    License to Solazyme of CTV Improvements. Subject to the terms and conditions of this Agreement, CTV hereby grants to Solazyme a non-exclusive, worldwide, irrevocable, sublicensable (only as set forth in Section 5.4.2), and royalty-free license under CTV’s Background IP covering CTV Improvements, solely for Solazyme and its authorized sublicensees to use, practice and otherwise exploit such CTV Improvements in conjunction solely with any Non-Photosynthetic Process.

5.2    Licenses to CTV Under Solazyme’s Program IP.

5.2.1    Research License to CTV. Subject to the terms and conditions of this Agreement, Solazyme hereby grants to CTV a non-exclusive, worldwide, irrevocable, sublicensable (only as set forth in Section 5.4.1), royally-free license, for the Research Program Term, under any Program IP covering (i) Algal Program Technology, (ii) Solazyme ERS Program Technology, (iii) Solazyme PTF Program Technology, or (iv) Solazyme Other Program Technology solely for CTV and its Affiliates to conduct CTV’s activities under the Research and Development Plan.

5.2.2    License Under All of Solazyme’s Program IP for CTV to Make Licensed Products in the Diesel Fuel Field, Coproducts Field and Lubes and Additives Field. Subject to the terms and conditions of this Agreement, Solazyme hereby grants to CTV a non-exclusive, worldwide, sublicensable (only as set forth in Section 5.4.1), royalty-bearing (as set forth in Article 6) license under all of Solazyme’s Program IP for CTV and its authorized sublicensees (i) to develop and support Licensed Products in the Diesel Fuel Field, Coproducts Field and Lubes and Additives Field for the purpose of the sale or other distribution of such Licensed Products in the Diesel Fuel Field, Coproducts Field and Lubes and Additives Field, and (ii) to make, have made, use, sell, offer for sale, import, or otherwise dispose of Licensed Products in the Diesel Fuel Field, Coproducts Field and Lubes and Additives Field; provided, however, that sales of the Licensed Products in the Diesel Fuel Field and Lubes and Additives Field under this Section 5.2.2 shall be limited to twenty-five thousand (25,000) barrels per day of such Licensed Products sold in the United States. For the avoidance of doubt, the license under this Section 5.2.2 does not authorize CTV to provide to Third Parties research services under Solazyme’s solely owned Program IP.

5.2.3    Additional Licenses Under Program IP Covering Solazyme’s ERS Program Technology, PTF Program Technology, and Other Program Technology for CTV to Make Other Products. Subject to the terms and conditions of this Agreement, Solazyme hereby grants to CTV a non-exclusive,

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worldwide, irrevocable, sublicensable (only as set forth in Section 5.4.1) royalty-free license under any Program IP covering Solazyme ERS Program Technology, Solazyme PTF Program Technology, or Solazyme Other Program Technology solely for CTV and its authorized sublicensees (i) to develop and support any products other than Licensed Products, and (ii) to make, have made, use, sell, offer for sale, import, or otherwise dispose of any products other than Licensed Products; provided, however, that no license is granted pursuant to this Section 5.2.3 under Program IP covering Solazyme ERS Program Technology or Solazyme PTF Program Technology for CTV, its Affiliates, or any of their sublicensees to conduct the foregoing activities in conjunction with any Non-Photosynthetic Process, except as set forth under Section 5.2.2 above.

5.3    Licenses to Solazyme Under CTV’s Program IP.

5.3.1    Research License to Solazyme. Subject to the terms and conditions of this Agreement, CTV hereby grants to Solazyme a non-exclusive, worldwide, irrevocable, sublicensable (only as set forth in Section 5.4.2), royalty-free license, for the Research Program Term, under any Program IP covering (i) CTV ERS Program Technology, (ii) CTV PTF Program Technology, or (iii) CTV Other Program Technology solely for Solazyme and its Affiliates to conduct Solazyme’s activities under the Research and Development Plan.

5.3.2    Licenses to Solazyme Under Program IP Covering CTV’s ERS Program Technology, PTF Program Technology, and Other Program Technology. Subject to the terms and conditions of this Agreement, CTV hereby grants to Solazyme a non-exclusive, worldwide, irrevocable, sublicensable (only as set forth in Section 5.4.2), royalty-free license under any Program IP covering CTV ERS Program Technology, CTV PTF Program Technology, or CTV Other Program Technology solely for Solazyme and its authorized sublicensees to use, practice and otherwise exploit such CTV ERS Program Technology, CTV PTF Program Technology, or CTV Other Program Technology in conjunction solely with any Non-Photosynthetic Process; provided, however, that (i) the license granted pursuant to this Section 5.3.2 under Program IP covering CTV PTF Program Technology shall be limited to Solazyme and its authorized sublicensees conducting the foregoing activities outside the Diesel Fuel Field and Lubes and Additives Field only (provided that in the event products in the Diesel Fuel Field and/or Lubes and Additives Field are produced as co-products, where neither constitutes a greater volume than any other single product made at the relevant facility for a calendar year, as measured on an annual basis, such production in the Diesel Fuel Field and/or Lubes and Additives Field as co-products shall be within the scope of the license set forth in this Section 5.3.2), and (ii) the license granted pursuant to this Section 5.3.2 under Program IP covering CTV Separation Program Technology shall apply only with respect to CTV Separation Program Technology claimed by an issued and unexpired patent (that has not been invalidated), and in such case shall be royalty-bearing within the Diesel Fuel Field and/or Lubes and Additives Field, with such license to be on commercially reasonable and nondiscriminatory terms and conditions.

5.3.3    CTV Commitment to Grant Additional Licenses. Upon written request by Solazyme, CTV shall offer a non-exclusive, sublicensable, royalty-bearing license under any Program IP covering CTV PTF Program Technology to be used, practiced or otherwise exploited in conjunction solely with a Non-Photosynthetic Process in the Diesel Fuel Field and Lubes and Additives Field to Solazyme or any of Solazyme’s Affiliates or Third-Party licensees, such license to be on commercially reasonable and nondiscriminatory terms and conditions.

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5.4    Sublicensing.

5.4.1    Sublicensing by CTV. CTV may grant sublicenses of the rights granted under Sections 5.1.2, 5.2.2, 5.2.3, and 5.6 to (i) any Third Party solely to have Licensed Products in the Diesel Fuel Field, Coproducts Field and Lubes and Additives Field (or components thereof) made for CTV and/or its Affiliates by such Third Party, and not to be sold by such Third Party, where such Licensed Products will be sold and/or distributed to other Thirds Parties by CTV or any of its Affiliates in the Diesel Fuel Field, Coproducts Field and Lubes and Additives Field, (ii) its Affiliates, and (iii) any CTV Authorized Licensee, provided in each case that such sublicensee has first agreed in writing to grant CTV a license under the Intellectual Property of such sublicensee covering any CTV Improvement invented or created by such sublicensee (for the avoidance of doubt, in furtherance of Section 5.1.4), and provided further that CTV shall remain responsible for all applicable obligations under this Agreement triggered by the activities of any such sublicensee.

5.4.2    Sublicensing by Solazyme. Solazyme may grant sublicenses of (i) the rights granted under Section 5.3.2 to any Affiliate or Third Party without restriction, and (ii) the rights granted under Sections 5.1.4 to any Affiliate or Third-Party licensee of Solazyme that has first agreed in writing to grant to Solazyme a license under the Intellectual Property of such Affiliate or Third-Party licensee covering any Solazyme Improvement and any Solazyme Post-Research Program Improvement invented or created by such Affiliate or Third-Party licensee arising out of or resulting from the practice by such Affiliate or Third-Party licensee of Technology licensed by Solazyme in conjunction solely with a Non-Photosynthetic Process, provided in each case under subsection (i) or (ii) of this Section 5.4.2 that Solazyme shall remain responsible for all applicable obligations under this Agreement triggered by the activities of each such sublicensee.

5.5    Limited Uses.

5.5.1    Limited Use of Algal Program Technology. CTV shall not use or sell, or authorize the use or sale of, any Licensed Products except in accordance with the licenses granted in this Agreement.

5.5.2    Limited Use of Solazyme ERS Program Technology. Joint ERS Program Technology, CTV ERS Program Technology, Solazyme PTF Program Technology, and Joint PTF Program Technology. Notwithstanding anything to the contrary in this Agreement, CTV shall have no right to (i) practice or use or otherwise exploit any Solazyme ERS Program Technology, Joint ERS Program Technology, CTV ERS Program Technology, Solazyme PTF Program Technology, or Joint PTF Program Technology in conjunction with any Non-Photosynthetic Process, or (ii) make, have made, sell, offer for sale, import, or otherwise dispose of any product or other material through any Non-Photosynthetic Process and incorporating or using any Solazyme ERS Program Technology, Joint ERS Program Technology, CTV ERS Program Technology, Solazyme PTF Program Technology, or Joint PTF Program Technology, except in either case as licensed under Sections 5.2.1 and 5.2.2.

5.6    Solazyme Post-Research Program Improvements. In the event that Solazyme, any of its Affiliates, and/or any of its Third-Party licensees to which Solazyme has granted rights to CTV Improvements invents or creates any improvement in the period beginning on the date of the expiration or termination of the Research Program Term and ending on the date that is the [*] of the expiration or termination of the Research Program Term, such improvement is “controlled by” Solazyme, its Affiliate, or its Third-Party licensee (within the meaning set forth for a Party in Section 1.8), and such improvement would constitute a “Solazyme Improvement” as defined in Section 1.67 other than for the fact that it arose after the expiration or termination of the Research Program Term (“Solazyme Post-Research Program Improvement”), Solazyme shall promptly notify CTV in writing about such Solazyme Post-Research

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Program Improvement, provided that such disclosure shall be only in accordance with Section 2.1.1. If CTV desires to take a license to any Solazyme Post-Research Program Improvement, CTV shall so notify Solazyme in writing, and such Solazyme Post-Research Program Improvement will be licensed to CTV, effective the date such improvement was invented or created, on the same terms and with the same scope as the licenses set forth in Sections 5.1.2 and 5.2.2, provided that CTV agrees that any Solazyme Post-Research Program Improvement licensed pursuant to this Section 5.6 shall be included (together with the other Technology licensed under Sections 5.1.2 and 5.2.2) in the calculation of Added Value for the purpose of CTV’s royalty obligations under Section 6.4 and Exhibit E (CTV’s written notice that it desires to take a license shall be deemed to constitute such agreement by CTV). In addition, the royalty duration on any Solazyme Post-Research Program Improvement licensed pursuant to this Section 5.6 shall be in accordance with Section 6.4.3. For the avoidance of doubt, nothing contained in this Agreement shall obligate Solazyme to invent or create any Solazyme Post-Research Program Improvement or expend any resources in furtherance of such invention or creation.

ARTICLE 6

PAYMENTS

6.1    Payments for Research and Development During Phase 2. In partial consideration for Solazyme’s commitments under the Research and Development Plan and subject to the terms and conditions of this Agreement, unless the Research Program is suspended or terminated early pursuant to Section 2.4.2 or 2.4.3 or this Agreement is terminated early pursuant to Section 10.2, 10.3, or 10.4, CTV shall pay Solazyme a total of [*], payable between the Effective Date and December 31, 2010, and (ii) [*], one of each due on the first day of the first [*] occurrences of January, April, July and October during Phase 2. With the unanimous agreement of the Executive Committee, the foregoing payment amounts may be modified to reflect progress in Phase 2. In addition, CTV shall pay to Solazyme additional amounts for any such other expenditures described in the Research and Development Plan and mutually agreed by the Parties.

6.2    Technology Access Fee. Subject to Section 6.3, on or before ninety (90) days after the end of Phase 2, CTV may elect in its sole discretion to pay Solazyme a technology access fee of [*], due (i) ninety (90) days after the end of Phase 2, or (ii) the first day the research and development activities commence under Phase 3 (if undertaken), whichever is later. If Solazyme is not paid the foregoing technology access fee and all payments under Section 6.1, and CTV has not exercised its rights under Section 6.3, the licenses granted under Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.2.1, 5.2.2, 5.3.1, and 5.3.3, and the provisions of Section 5.6, shall terminate immediately, but, for the avoidance of doubt, the licenses granted under Sections 5.2.3 and 5.3.2 shall survive, but only to such Program Technology as it exists as of the date of such termination.

6.3    Option to Extend Period for Electing to Pay Technology Access Fee. Provided that CTV has made all payments under Section 6.1, CTV shall have the right to elect an option, with a payment of [*] to Solazyme, to postpone the date by one year by which CTV must determine whether to pay the technology access fee under Section 6.2 (thereby postponing for one year the termination of any license rights hereunder), such one-year period commencing retroactively on the day after the end of Phase 2. If CTV elects such option, CTV must so notify Solazyme no later than ninety (90) days after the end of Phase 2. CTV may renew such option annually, for up to [*] years, with an additional payment of [*] for each such subsequent one-year period. For any such

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subsequent one-year option elected, CTV must notify Solazyme no later than the last day of the then-expiring one-year period. The first such option payment (if exercised) is due ninety (90) days after the end of Phase 2, and each of the subsequent option payments (if exercised) is due within thirty (30) days after the then-expiring one-year period. For each such payment made (or caused to be made) by CTV under this Section 6.3, the date by which CTV must determine whether to elect to pay Solazyme the technology access fee under Section 6.2 (and the termination of any license rights hereunder in the event such technology access fee is not paid) shall be postponed to the next anniversary of the day after the end of Phase 2, up to a maximum of four years after the day after the end of Phase 2 (provided that the above-noted option fees are paid) (collectively, the “Phase 2 Option Period”).

6.4    Royalty Terms.

6.4.1    Royalties. In partial consideration for the licenses granted hereunder, with respect to Licensed Products in the Diesel Fuel Field, Coproducts Field and/or Lubes and Additives Field sold anywhere in the world by CTV, any of its Affiliates, or any of their Third-Party licensees, CTV shall owe to Solazyme non-refundable royalties based on the Algal Oil used to produce the end Licensed Products, at rates (on a volumetric basis) to be determined by the Parties in accordance with the royalty calculation principles set forth on Exhibit E, such royalties being subject to adjustment in accordance with Sections 6.4.4 and 6.4.5.

6.4.2    Reserved.

6.4.3    Royalty Duration. CTV’s obligation to pay royalties hereunder with respect to Licensed Products in the Diesel Fuel Field, Coproducts Field or Lubes and Additives Field produced from Algal Oil manufactured in each CTV Licensed Facility shall continue until the [*] of the first commercial sale of a Licensed Product in the Diesel Fuel Field, Coproducts Field or Lubes and Additives Field produced from Algal Oil manufactured at such CTV Licensed Facility. Notwithstanding the foregoing, any incremental increase in the Algal Oil capacity at an existing CTV Licensed Facility shall be subject to a [*] royalty obligation (commencing as of the date of first production of such increased Algal Oil capacity), when such incremental capacity increase (i) is due to capital investment in the existing CTV Licensed Facility by (a) CTV, (b) one of CTV’s Affiliates, (c) a CTV Authorized Licensee, or (d) a Third Party sublicensed to make Licensed Products pursuant to Section 5.4.1, and (ii) is equal to at least the greater of (x) ten million (10,000,000) additional gallons per year or (y) a fifteen percent (15%) design basis capacity increase, in either case above the maximum production level achieved prior to the implementation of the above-referenced capital investment (such that the denominator would include any prior expansions of capacity). For the avoidance of doubt, any [*] royalty obligation will apply only to the incremental production above the maximum production level achieved prior to the implementation of the above-referenced capital investment.

6.4.4    Royalty Offsets. CTV may offset against its obligation to pay royalties to Solazyme pursuant to this Section 6.4 by an amount equal to the following: (i) the amount of the payments made by CTV under Sections 6.1 and 6.2, (ii) [*] of any option payment made by CTV under Section 6.3, (iii) [*], and (iv) the amount, if any, paid by CTV for the acquisition or construction of any demonstration plant, provided that such plant is owned in whole or in part by Solazyme, one of its Affiliates, or a Third Party for the benefit of Solazyme (except to the extent owned in part by CTV and/or its Affiliates), and provided further that the amount of such offset shall

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be limited to the remaining non-depreciated amount paid by CTV as of such time as the demonstration plant is no longer being used in the Research Program or otherwise being operated in support of CTV’s activities. Notwithstanding the foregoing, the offset provided in this Section 6.4.4 shall not reduce any royalty payment otherwise due hereunder by more than [*] of the royalty payment that otherwise would have been due hereunder without regard to the offset. CTV’s right to offset royalty payments hereunder shall continue until the amounts set forth in subsections (i) through (iv) of this Section 6.4.4 have been fully utilized. Such royalty offsets shall be tracked by the Parties, and [*]. Notwithstanding the above, no offset will be applied to reduce royalty payments to Solazyme below any applicable Minimum Royalty determined pursuant to the royalty calculation principles set forth on Exhibit E.

6.4.5    Unlicensed Competition. In the event CTV believes that a Third Party is materially infringing Intellectual Property covering Algal Program Technology to make products in the Diesel Fuel Field that compete with Licensed Products in the Diesel Fuel Field in the United States, CTV shall so inform Solazyme in writing, together with such evidence of infringement as CTV has in its possession. In the event that within one (1) year of receipt of such notice, Solazyme has not either: (i) licensed such Third Party to sell such products in the Diesel Fuel Field in the United States, (ii) initiated legal action to enforce its Intellectual Property rights under such Algal Program Technology, (iii) obtained from such Third Party an agreement to cease any such infringing activities in the United States, or (iv) delivered to CTV an opinion of Third Party patent counsel that, based on the available evidence provided by CTV, there is insufficient evidence to conclude by a preponderance of the evidence that such Third Party is materially infringing Intellectual Properly covering Algal Program Technology to make such competing products for sale in the Diesel Fuel Field in the United States, then the royalty payable by CTV to Solazyme under Section 6.4 shall be adjusted as provided below. Any Third Party patent counsel referenced in subsection (iv) above shall be a recognized patent counsel selected by mutual agreement of the Parties. An alleged infringement will not be deemed material unless such Third Party is selling products in the Diesel Fuel Field made from at least [*] of Algal Oil, made by infringing Intellectual Property covering Algal Program Technology, In the United States. The royalty adjustment pursuant to this Section 6.4.5, if applicable, shall be as follows: any royalty due from CTV under Section 6.4 shall be reduced by [*] in the [*], with such royalty adjustment limited to [*] the United States, provided that such adjustment shall not reduce the royalty payable below any applicable Minimum Royalty determined pursuant to the royalty calculation principles set forth on Exhibit E. Notwithstanding the above, as long as Solazyme is diligently pursuing activities to resolve suspected infringement against one Third Party at any given time, no royalty adjustment shall be made hereunder with respect to any other Third Party Infringement (or possible Infringement) activity.

6.5    Payment Terms.

6.5.1    Royalty Payment Terms. Royalty payment periods shall be on a quarterly basis. Within thirty (30) days or such period as the Parties otherwise agree, after each calendar quarter ending March 31, June 30, September 30, and December 31, CTV shall pay to Solazyme the royalties payable hereunder for the respective calendar quarter ending on such date as determined above. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

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6.5.2    Royalty Reports. After the first commercial-scale manufacture of a Licensed Product on which royalties are payable by CTV hereunder, CTV shall make quarterly written reports to Solazyme within thirty (30) days after each calendar quarter ending March 31, June 30, September 30, and December 31, slating in each such report, separately for CTV and any Affiliate and any permitted sublicensee, the throughput of each Licensed Product at each CTV Licensed Facility during the calendar quarter upon which a royalty is payable hereunder, and the basis for calculating the royalty payable.

6.5.3    Records; Inspection. CTV shall keep complete, true and accurate records for the purpose of determining the royalty amounts payable by CTV under this Agreement. Such records shall be kept at the principal place of business of CTV for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by Solazyme’s personnel or a public accounting firm to whom CTV has no reasonable objection, solely, for the purpose of verifying royalty (and any other financial) payments. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice, inspections conducted under this Section 6.5.3 shall be at the expense of Solazyme, unless, a variation or error producing an increase exceeding ten percent (10%) of the amount stated for any period covered by the inspection is established, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by CTV together with interest thereon from the date such payments were due at the prime rate (as reported by the Bank of America, or its successor, San Francisco, California), plus an additional [*]. All information concerning royalty (or other) payments and reports, and all information learned in the course of any audit or inspection of CTV shall be deemed Confidential Information of CTV. Any public accounting firm engaged by Solazyme shall sign a customary confidentiality agreement as a condition precedent to their inspection, and shall report to Solazyme only the information needed to fulfill the purpose of the inspection.

6.5.4    Other Payment Terms. Each payment due under this Agreement (other than royalty payments) shall be specified in an invoice submitted by Solazyme to CTV, and shall be paid within thirty (30) days after CTV’s receipt of such invoice (or on the payment’s due date, whichever is later) by bank wire transfer in immediately available funds to a bank account designated by Solazyme. Any payments that are not paid within such 30-day period shall bear interest at the lesser of (i) the prime rate (as reported by the Bank of America, or its successor, San Francisco, California, on the date such payment is due) plus an additional [*] or (ii) the maximum rate permitted by law, in each case calculated on the number of days such payment is delinquent. All payments hereunder shall be made in U.S. dollars. Nothing in this Section 6.5.4 shall prejudice any other rights or remedies available to Solazyme or CTV hereunder or at law or equity.

6.5.5    Tax Matters. Solazyme shall bear all taxes imposed on it with respect to all payments due under this Agreement; provided, however, that if so required by applicable law, CTV shall withhold the amount of taxes levied by any government on any such payments, and shall promptly make payment of the withheld amount to the appropriate tax authorities of that government and shall transmit to Solazyme official tax receipts or other evidence issued by said appropriate tax authorities sufficient to enable Solazyme to support a claim for United States tax credit in respect to such withheld taxes so paid by CTV.

6.6    Equipment Purchases. All equipment used in the Research Program that is purchased by Solazyme shall be owned by Solazyme; provided, however, for any equipment that Solazyme desires to purchase with additional funds requested from CTV outside of payments under this Article 6, the Parties will discuss on a case-by-case basis the acquisition and funding of such equipment, as well as the ownership of such equipment following completion of the Research Program.

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ARTICLE 7

POSSIBLE COMMERCIALIZATION OF LICENSED PRODUCTS

7.1    Reserved.

7.2    Opportunity to Discuss Participation by Solazyme. The Parties acknowledge that, if CTV determines (in its sole discretion) to attempt to manufacture any Licensed Products on a commercial scale pursuant to the licenses granted in this Agreement, Solazyme may be interested in participating in such commercialization efforts for the first three (3) CTV Licensed Facilities, and CTV may be interested in such possible participation by Solazyme. Possible arrangements for discussion under this Section 7.2 include: (i) production by Solazyme for supply to CTV and its Affiliates; (ii) production by a joint venture between CTV (and/or its Affiliates) and Solazyme; (iii) production by CTV and its Affiliates (with or without Solazyme’s technical assistance); or (iv) production by a Third Party for supply to CTV and its Affiliates (with or without Solazyme’s technical assistance). If the Parties determine to extend the Research Program for Phase 3, any terms in the Phase 3 Agreement regarding Solazyme’s participation in such commercialization efforts would be subject to the following principles: (a) less than [*] percent ([*]%) ownership by Solazyme, and (b) liabilities, costs, and similar obligations in proportion to each Party’s ownership percentage. The terms of this Section 7.2 shall terminate immediately in the event of a Direct Competitor Change of Control of Solazyme.

7.3    Opportunity to Discuss Participation by CTV. If (i) the Parties execute a Phase 3 Agreement, (ii) CTV makes all of the payments set forth in Sections 6.1 and 6.2, or CTV has elected the option at any time under Section 6.3, (iii) Solazyme and a Third Party (or Third Parties) are engaged in discussions regarding the construction of a facility with a minimum annual capacity of [*] gallons of Algal Oil that will utilize Algal Program Technology (a) to manufacture products in the Diesel Fuel Field or (b) to manufacture Algal Oil to be used to manufacture products in the Diesel Fuel Field, and (iv) Solazyme determines, in its sole discretion, to solicit from another party a pure equity (non-operating) investment in the proposed facility, Solazyme shall ask such Third Party(ies) in writing whether it (or they, as the case may be) consent(s) to Solazyme notifying CTV of the existence of the discussions between Solazyme and the Third Party(ies); provided, however, that this obligation shall no longer apply after three (3) facilities (including any CTV Licensed Facility) that will utilize Algal Program Technology have been constructed that each have a minimum annual capacity of [*] gallons of Algal Oil. If such Third Party(ies) consent(s) in writing, Solazyme shall promptly notify CTV in writing about the existence of such discussions. For the avoidance of doubt, if such Third Party(ies) never respond(s) in writing to Solazyme’s written inquiry or do(es) not agree to provide its (or their, as the case may be) consent, Solazyme shall have no obligation to notify CTV of the discussions between Solazyme and the Third Party(ies). Also for the avoidance of doubt, if Solazyme provides CTV with notification of such discussions in writing, that shall not create an obligation for Solazyme to agree to CTV’s equity participation in such facility.

7.4    Development Status; Notice of Commercial Manufacture of Licensed Products. Regardless whether Solazyme is a participant pursuant to Section 7.2, CTV shall keep Solazyme reasonably informed as to the status of any commercial development of Licensed Products by providing to Solazyme, upon Solazyme’s request (no more than once per quarter), reports detailing such activities with respect to any Licensed Products under development by CTV or any of its Affiliates (up to the time any particular CTV Licensed Facility commences commercial manufacture of any particular Licensed Product). Within thirty (30) days after the first commercial manufacture of each type of Licensed Product, CTV shall give Solazyme written notice thereof, which notice shall identify the Licensed Product. The information set forth in such

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reports and notices, to the extent such information is not publicly available, shall be deemed Confidential Information of CTV.

ARTICLE 8

CONFIDENTIALITY; MATERIAL TRANSFER

8.1    Obligations of Confidentiality. Except as otherwise permitted in this Agreement; (i) each Party shall protect the Confidential Information received hereunder by it or its Affiliates from the other Party or any of the other Party’s Affiliates with the same degree of care to avoid disclosure, publication or dissemination of such Confidential Information as the receiving Party uses with its own similar information that it does not wish to disclose, publish, or disseminate; (ii) the receiving Party and its Affiliates shall disclose such Confidential Information to its directors, officers, employees, consultants, and agents (and those of its Affiliates) (each, a “Representative”) on a need-to-know basis only; (iii) the receiving Party shall not (and shall bind its Affiliates not to), directly or indirectly, disclose, allow access to, transmit or transfer any such Confidential Information to any Third Party without the disclosing Party’s prior written consent; and (iv) the receiving Party shall not (and shall bind its Affiliates not to) use any such Confidential Information. Each Party shall notify the other Party promptly on discovery of any unauthorized use or disclosure of the disclosing Party’s Confidential Information.

8.2    Permitted Use and Disclosures. Notwithstanding anything to the contrary in Section 8.1, each Party may (i) use Confidential Information received hereunder by it or its Affiliates from the other Party or any of the other Party’s Affiliates for activities related to the Research Program, (ii) use or disclose such Confidential Information to the extent such use or disclosure is reasonably necessary to exercise the rights and licenses granted in this Agreement, provided that such disclosures are made under a written confidentiality agreement with terms at least as stringent as those set forth in this Article 8, and (iii) use such Confidential Information to inform its business and strategy decision making efforts, including CTV’s decision whether it desires to enter into a Phase 3 Agreement. Confidential Information may only be disclosed in preparing, filing and prosecuting patent applications hereunder with the prior written consent of the disclosing Party. For the avoidance of doubt, Confidential Information described in subsection (i) and (iii) of this Section 8,2 may be disclosed to a Third Party only in accordance with Section 8.1.

8.3    Nondisclosure of Terms of the Agreement. Each Party shall not disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party, except (i) to such Party’s attorneys, advisors, investors, and accountants on a need-to-know basis pursuant to a confidentiality obligation with terms at least as stringent as those set forth in this Article 8, (ii) to the extent required by law, including as may be required in connection with any filings made with, or by the requirements of the Securities and Exchange Commission or any national securities exchange, (iii) in connection with the enforcement of this Agreement or rights under this Agreement, (iv) in connection with a merger, acquisition, financing transaction or proposed merger, acquisition or financing transaction, or the like on a need to know basis pursuant to a written confidentiality agreement with terms at least as stringent as those set forth in this Article 8, or (v) as permitted under Section 12.22.

8.4    Exception. Notwithstanding anything to the contrary in Section 8.1, it shall not be a breach of the confidentiality obligations of this Agreement if Confidential Information is disclosed as a result of the receiving Party (or one of its Affiliates) being compelled by law to make such disclosure in a judicial, regulatory, or administrative process, provided that the receiving Party shall be obligated to (i) provide the other Party with at least ten (10) business days prior written notice of such required disclosure, or such lesser

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period as is practicable under the circumstances, and (ii) reasonably cooperate with the disclosing Party to obtain confidential treatment for such disclosures.

8.5    Duration of Confidentiality Obligations. Each Party shall comply with, and be responsible for causing their respective Affiliates and Representatives to comply with the provisions of this Article 8 for ten (10) years from the expiration or termination of the Research Program Term, unless a longer or shorter period is set forth in a Phase 3 Agreement or otherwise agreed by the Parties for particular Confidential Information. With respect to Confidential Information disclosed after the expiration or termination of the Research Program, each Party shall comply with the provisions of this Article 8 for ten (10) years from the date of disclosure of such Confidential Information, unless a longer or shorter period is set forth in a Phase 3 Agreement or otherwise agreed by the Parties for particular Confidential Information. For any of Solazyme’s Confidential Information to be disclosed pursuant to Section 2.1.1, if the Parties are unable to reach mutual agreement on a duration period for protection of such Confidential Information, other than Confidential Information specified in Section I of Exhibit F, Solazyme shall be under no obligation to disclose such Confidential Information.

8.6    Material Transfers. Each Party shall not transfer to any Third Party any physical sample or material provided pursuant to the Research Program by the other Party, without such other Party’s prior written consent. Each Party shall limit the transfer of any physical samples or material provided pursuant to the Research Program by the other Party to those limited number of its directors, officers, and employees who have a need to access such samples or materials in connection with such Party’s performance of this Agreement. Each Party shall use any physical sample or material provided pursuant to the Research Program by the other Party solely for purposes agreed by the Research Committee.

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1    CTV. CTV shall indemnify, defend and hold harmless Solazyme and its Affiliates, and their respective directors, officers, employees, consultants, agents and their respective successors, heirs and assigns (the “Solazyme Indemnitees”) from and against any losses, costs, claims, damages, liabilities and expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly, out of or in connection with Third-Party claims, suits, actions, demands or judgments relating to (i) any breach by CTV of its representations and warranties in this Agreement, (ii) any negligence or willful misconduct of CTV, any of its Affiliates, or any of its sublicensees, except, in each case, to the extent such Liabilities result from the gross negligence or intentional misconduct of Solazyme, any of its Affiliates, or any of its sublicensees, (iii) the manufacture of any Licensed Products by or on behalf of CTV, any of its Affiliates, or any of its sublicensees, or (iv) any alleged misappropriation by CTV or any of its Affiliates of the Intellectual Property rights (except for any Patent rights) of a Third Party based on the use or practice by Solazyme (or any of its Affiliates or sublicensees) of the licenses provided by CTV in this Agreement. The provisions of Section 9.1(iii) shall not apply with respect to the operations of any Licensed Facility in which Solazyme is a participant (except to the extent set forth in any subsequent agreement with respect to such participation). The respective liability obligations of the Parties for any such Licensed Facility will be covered by the relevant agreement(s) governing such participation.

9.2    Solazyme. Solazyme shall indemnify, defend and hold harmless CTV and its Affiliates and their respective directors, officers, employees, consultants, agents and their respective successors, heirs and assigns (the “CTV Indemnitees”) from and against any Liabilities arising, directly or indirectly, out of or in

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connection with Third-Party claims, suits, actions, demands or judgments relating to (i) any breach by Solazyme of its representations and warranties in this Agreement, (ii) any negligence or willful misconduct of Solazyme, any of its Affiliates, or any of its sublicensees, except to the extent such Liabilities result from the gross negligence or intentional misconduct of CTV, any of its Affiliates, or any of its authorized sublicensees, or (iii) any alleged misappropriation by Solazyme or any of its Affiliates of the Intellectual Property rights (except for any Patent rights) of a Third Party based on the use or practice by CTV (or any of its Affiliates or sublicensees) of the licenses provided by Solazyme in this Agreement.

9.3     Procedure. In the event that either a CTV Indemnitee or a Solazyme Indemnitee (each, an “Indemnitee”) intends to seek indemnification under this Article 9, such Indemnitee shall promptly notify the other Party in writing of the alleged Liability. The indemnifying Party shall have the right to control the defense or settlement thereof with counsel of its choice; provided, however, that any Indemnitee shall have the right to retain its own counsel for any reason at its own expense. The affected Indemnitee shall cooperate with the Indemnifying Party and its legal representatives in the investigation of any action, claim or liability covered by this Article 9. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying Party, which such Party shall not be required to give.

9.4     Insurance. Solazyme shall maintain in full force during the Research Program Term (i) reasonable and customary business insurance and (ii) any legally required insurance. At the request of CTV, Solazyme shall provide CTV with certificates or other documentary evidence of the insurance requirements set forth in this Section 9.4.

ARTICLE 10

TERM AND TERMINATION

10.1     Term of Agreement. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 10.2, 10.3, or 10.4, shall continue indefinitely.

10.2     Termination for Material Breach. Either Party may terminate this Agreement in the event the other Party commits a material breach of this Agreement, and such breach is not corrected within sixty (60) days after written notice describing such breach; provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis for termination thirty (30) days following the date that notice of such default was provided to the breaching Party. Notwithstanding anything to the contrary herein, (i) if this Agreement is terminated by Solazyme under this Section 10.2, Sections 5.1.1, 5.1.2, 5.1.3, 5.2, 5.3.1, 5.4.1, and 5.6 and Article 6 (except for Sections 6.5.3, 6.5.5, and 6.6) shall terminate immediately, and (a) Sections 5.1.4, 5.3.2 and 5.4.2 shall survive such termination, but only with respect to Technology as it exists as of the date of such termination, and modified such that the proviso set forth at the end of Section 5.3.2 shall be deleted, and (b) Section 5.3.3 shall also be deleted; and (ii) if this Agreement is terminated by CTV under this Section 10.2, Sections 5.1.1, 5.1.3, 5.1.4, 5.2.1, 5.4.1, 5.3.1, and 5.4.2 (ii) shall terminate immediately, and Sections 5.1.2, 5.2.2, 5.2.3, 5.3.2, 5.3.3, 5.4.2(i), and 5.6 shall survive such termination, but only with respect to Technology as it exists as of the date of such termination.

10.3     Termination for Insolvency. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the

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other Party may immediately terminate this Agreement effective upon notice of such termination. Notwithstanding anything to the contrary herein, (i) if this Agreement is terminated by Solazyme under this Section 10.3, (a) all license rights of CTV under this Agreement shall terminate immediately, and (b) if such termination is due to a filing under bankruptcy laws leading to a dissolution, liquidation or winding-up of CTV, ownership of all Program IP shall transfer to Solazyme upon the effective date of such filing, and if such termination is due to any other filing or proceeding, ownership of all Program IP shall remain as set forth in this Agreement, and (ii) if this Agreement is terminated by CTV under this Section 10.3, Sections 5.1.1, 5.1.3, 5.2.1, and 5.3.1 shall terminate immediately, and Sections 5.1.2, 5.1.4, 5.2.2, 5.2.3, 5.3.2, 5.3.3, 5.4.1, 5.4.2, and 5.6 shall survive such termination, but only with respect to Technology as it exists as of the date of such termination.

10.4     Other Terminations.

10.4.1    Termination for Direct Competitor Change in Control. In the event of a Change of Control of Solazyme where a Direct Competitor succeeds to the control (as defined in Section 1.2) of Solazyme (a “Direct Competitor Change of Control”) during Phase 2 or the Phase 2 Option Period, either Party may elect in its sole discretion to terminate immediately this Agreement by written notice to the other Party. If either Party terminates the Agreement pursuant to the foregoing sentence, CTV shall have ninety (90) days after CTV’s or Solazyme’s (as the case may be) notice of such termination, to elect to pay Solazyme the technology access fee set forth in Section 6.2. If CTV elects during the foregoing 90-day period to pay such technology access fee, all rights under Article 5 shall survive termination of the Agreement under this Section 10.4.1, but only with respect to Technology as it exists as of the date of such termination. If CTV does not pay such technology access fee during the foregoing 90-day period, all rights under Article 5 shall terminate immediately. If the Parties determine to extend the Research Program Term for Phase 3, the Parties may mutually agree in the Phase 3 Agreement upon termination provisions in the event of a Direct Competitor Change of Control of Solazyme during Phase 3.

10.4.2    Termination by Solazyme After Phase 2 and Before Any Payment of the Technology Access Fee. Solazyme may terminate the Agreement at any time after the conclusion of Phase 2 and prior to any payment by CTV of the technology access fee under Section 6.2., provided that Solazyme pays CTV an amount equal to [*]. Notwithstanding anything to the contrary herein, upon any termination of the Agreement under this Section 10.4.2, the licenses granted under Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.2.1, 5.2.2, 5.3.1, and 5.3.3, and the provisions of Section 5.6 shall terminate immediately, but the licenses granted under Sections 5.2.3 and 5.3.2 shall survive, but only to such Program Technology as it exists as of the date of such termination.

10.4.3    Termination by Solazyme After CTV’s Payment of the Technology Access Fee. Solazyme may terminate the Agreement at any time after CTV has paid Solazyme the technology access fee under Section 6.2, provided at least one of the following four conditions is also true;

(a) CTV has not provided written notice to Solazyme that CTV or any sublicensee has obtained all necessary internal approvals to build a Licensed Facility or Licensed Facilities (or expand an existing Licensed Facility or Licensed Facilities) with an aggregate nameplate capacity of at least [*] of Licensed Product (collectively, the “Commercial-Scale Licensed Facility”);

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(b) CTV or the relevant sublicensee has not applied for permits needed to begin construction of the Commercial-Scale Licensed Facility within [*] following the date of CTV’s notice under subsection (a) of this Section 10.4.3;

(c) any permits needed to complete construction of the Commercial-Scale Licensed Facility have expired without such construction being completed; or

(d) CTV and all sublicensees (if any) have collectively failed to manufacture Licensed Products for a period of [*] after start-up of the Commercial-Scale Licensed Facility;

provided further that Solazyme pays CTV:

(1) an amount equal to [*]:

[*]; and

(2) [*].

Notwithstanding anything to the contrary herein, upon any termination of the Agreement under this Section 10.4.3, the licenses granted under Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.2.1, 5.2.2, 5.3.1, and 5.3.3, and the provisions of Section 5.6 shall terminate immediately, but the licenses granted under Sections 5.2.3 and 5.3.2 shall survive, but only to such Program Technology as it exists as of the date of such termination.

10.5     Effect of Termination. Termination of this Agreement for any reason pursuant to Section 10.2, 10.3, or 10.4 (i) shall release each Party hereto from any liability or obligation that, as of the effective date of such termination, has not already accrued to the other Party or that is attributable to a period after the effective date of such termination, but (ii) shall not release either Party hereto from any liability or obligation that, as of the effective date of such termination, has already accrued to the other Party or that is attributable to a period prior to the effective date of such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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10.6    Survival. Except as set forth elsewhere in this Agreement, the following Articles and Sections of this Agreement shall survive the termination of this Agreement for any reason pursuant to Section 10.2, 10.3, or 10.4; Article 1, Sections 2.1.2, 2.3, 2.4.2, 2.4.3, 2.5, 2.6, 4.1, 4.2.2, and 4.3, Article 5 (to the extent set forth in Section 10.2, 10.3, or 10.4), Article 6 (to the extent set forth in Section 10.2, 10.3, or 10.4), Article 7, Article 8, Article 9, and Sections 10.5, 10.6, 12.1, 12.2, 12.3, 12.5, 12.6, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13, 12.14, 12.19, 12.20, 12.21, 12.22, 12.24, 12.25, 12.26, 12.27, and 12.28.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1    By CTV. CTV represents and warrants to Solazyme as follows:

11.1.1    Organization. CTV is a division of Chevron U.S.A. Inc., a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted.

11.1.2    Authorization. CTV has the corporate power and authority to execute and deliver this Agreement and to perform, or cause to be performed, its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by CTV, and no other corporate proceedings on the part of CTV are necessary to authorize this Agreement and the agreements contemplated hereby. This Agreement has been duly authorized, executed and delivered by CTV and constitutes a valid and binding agreement of CTV, enforceable against CTV in accordance with its terms, except as such may be subject to or limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

11.1.3    Intellectual Property. CTV has no actual knowledge (however, no inquiry has been made) as of the Effective Date that the use of CTV’s Background IP in the Diesel Fuel Field and Lubes and Additives Field as contemplated by this Agreement will result in the infringement of any intellectual property rights owned by Third Parties as of the Effective Date. CTV has not received written notice as of the Effective Date from any Third Party regarding any assertion or claim challenging the validity of any of CTV’s Background IP in the Diesel Fuel Field and Lubes and Additives Field. CTV has no actual knowledge (however, no inquiry has been made) as of the Effective Date that any Third Party is misappropriating, infringing or violating any of CTV’s Background IP in the Diesel Fuel Field and Lubes and Additives Field as of the Effective Date.

11.2    By Solazyme. Solazyme represents and warrants to CTV as follows:

11.2.1    Organization. Solazyme is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted.

11.2.2    Authorization. Solazyme has the corporate power and authority to execute and deliver this Agreement and to perform, or cause to be performed, its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by Solazyme, and no other corporate proceedings on the part of Solazyme are necessary to authorize this Agreement and the agreements contemplated hereby. This Agreement has been duly authorized, executed and delivered by Solazyme and constitutes a valid and binding agreement of Solazyme, enforceable against Solazyme in accordance with its terms, except as such

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may be subject to or limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

11.2.3    Intellectual Property. Solazyme has no actual knowledge (however, no inquiry has been made) as of the Effective Date that the use of Solazyme’s Background IP in the Diesel Fuel Field and Lubes and Additives Field as contemplated by this Agreement will result in the infringement of any intellectual property rights owned by Third Parties as of the Effective Date. Solazyme has not received written notice as of the Effective Date from any Third Party regarding any assertion or claim challenging the validity of any of Solazyrme’s Background IP in the Diesel Fuel Field and Lubes and Additives Field. Solazyme has no actual knowledge (however, no inquiry has been made) as of the Effective Date that any Third Party is misappropriating, infringing or violating any of Solazyme’s Background IP in the Diesel Fuel Field and Lubes and Additives Field as of the Effective Date.

ARTICLE 12

MISCELLANEOUS

12.1    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without reference to the choice of law or conflicts of law principles thereof.

12.2    Assignment. Except as otherwise provided herein, this Agreement may not be assigned without the prior written consent of the other Party, and any attempted assignment shall be null and void; provided, however, that, (a) in the event of any sale or transfer of all or substantially all of either Party’s business or assets to which this Agreement relates, whether by merger, acquisition, sale or other means (“Change of Control”), no such consent shall be required, but such Party shall notify the other Party at least thirty (30) days prior to the effective date of such Change of Control, and (b) notwithstanding anything to the contrary herein, either Party may assign this Agreement to any Affiliate without prior written consent upon written notice of such transfer to the other Party. In the event of any assignment pursuant to a Change of Control of a Party hereto, such Party’s Background IP subject to the licenses to the other Party granted hereunder shall only include the Background IP controlled by the Party undergoing the Change of Control as set forth in Section 1.8 as of the effective date of such Change of Control, and thereafter shall also only include any Background IP that emanates from the acquiring Third Party’s business that constitutes the business of the Party hereto prior to the Change of Control.

12.3    Successors and Assigns: Third Party Rights. Subject to Section 12.2, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any person, other than the Parties and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

12.4    Delegation of Obligations. Subject to the provisions of Article 8, either Party, to fulfill its obligations under this Agreement, may contract with any Affiliate of such Party or a Third-Party contractor, provided that (i) such Affiliate or Third-Party contractor, as the case may be, shall undertake in writing to be subject to obligations at least as stringent as those imposed on the Party hereto and (ii) such contract shall not relieve such Party of any of its material obligations hereunder.

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12.5    No Implied Licenses. No other rights, immunities, or licenses are granted under this Agreement by either Party, either expressly or by implication, estoppel, or otherwise, except as expressly set forth in this Agreement.

12.6    Disclaimers. Each Party specifically disclaims any representation, warranty or guarantee that the Research Program will be successful, in whole or in part. The Parties acknowledge that the failure of the Parties to successfully synthesize, discover, or identify Program Technology or Licensed Products in the course of the Research Program shall not constitute a breach of any representation or warranty or other obligation under this Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SOLAZYME AND CTV MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO PROGRAM TECHNOLOGY, BACKGROUND TECHNOLOGY, ANY INFORMATION DISCLOSED HEREUNDER, SAMPLES, OR ANY LICENSED PRODUCTS, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PROGRAM TECHNOLOGY OR ANY BACKGROUND TECHNOLOGY, PATENTED OR UNPATENTED, OR VALIDITY OF ANY BACKGROUND IP OR PROGRAM IP, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

12.7    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY, OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THE PARTY AGAINST WHOM THE CLAIM IS LODGED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. For the avoidance of doubt, nothing in this Agreement is intended to limit either Party’s liability for any direct damages to the other Party.

12.8    Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.

12.9    No Waiver. The waiver by any Party of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

12.10    Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the Parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the Parties and their commercial bargain under this Agreement.

12.11    Independent Contractors. The relationship of the Parties is that of independent contractors. Neither Party shall be deemed to be an agent, partner or joint venturer of the other for any purpose as a result of this Agreement or the transactions contemplated by this Agreement.

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12.12    Responsibility for Affiliates. Each Party shall be responsible for compliance with all applicable obligations of this Agreement by their respective Affiliates.

12.13    Compliance with laws. In exercising their rights under the licenses granted hereunder, each Party shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement including those applicable to the discovery, development, manufacture, distribution, import and export and sale of Licensed Products or equivalent products pursuant to this Agreement.

12.14    Export Control Regulations. The rights and obligations of the Parties under this Agreement, shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of certain technology, including materials and products, abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing. Without in any way limiting the provisions of this Agreement, each Party agrees that, unless prior authorization is obtained from the Office of Export Licensing, it shall not export, reexport, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other Party or any materials provided to it by the other Party if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government.

12.15    Conflict of Interest. No director, employee, officer or agent of Solazyme shall give to or receive from any director, employee or agent of CTV or any of its Affiliates any commission, fee or rebate, or any gift or entertainment of significant cost or value in connection with this Agreement (significant cost or value means a value in cash or kind greater than $200) or knowingly enter into any business arrangement with any director, employee or officer of CTV or any of its Affiliates, other than as a representative of CTV or its Affiliate, without prior written notification thereof to CTV. No director, employee or officer of Solazyme shall make any payment or give anything of value to any official of any government or public international organization, including any officer or employee of any government department, agency, or instrumentality, to influence his or its decision, or to gain any other advantage for CTV or Solazyme in connection with the Research Program or this Agreement. Solazyme shall promptly notify CTV of any violation of this Section 12.15. CTV and Solazyme hereby confirm that, to their knowledge, no violation of this Section 12.15 occurred prior to the date of this Agreement resulting, directly or indirectly, in CTV’s consent to enter into this Agreement with Solazyme. If CTV has a good faith reasonable basis for conducting an audit, as demonstrated to Solazyme by appropriate documentation or evidence, a representative(s) authorized by CTV and reasonably acceptable to Solazyme may audit the records of Solazyme that would be reasonably related to the subject matter and purpose contemplated in this Section 12.15; provided that all summaries, conclusions and other information resulting from such Audit shall be shared with Solazyme and subject to the obligations set forth in Article 8. At CTV’s written request, Solazyme shall provide a copy of this provision to any subcontractor or vendor of Solazyme that is performing work on Solazyme’s behalf solely in connection with this Agreement. Upon Solazyme’s request, CTV will consider, under confidentiality, a waiver of this Section 12.15 for specific situations not intended to be precluded by this Section 12.15.

12.16    Data Privacy. Each Party shall comply with all reasonable requests of the other Party with respect to protecting any personal data of employees, customers, and suppliers of the other Party and its Affiliates that such Party receives in connection with its work under this Agreement, including following instructions in connection with processing such personal data; implementing reasonable and adequate

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security measures to protect such personal data; not disclosing such personal data to any Third Party without the other Party’s written permission; and complying with all applicable data privacy laws.

12.17    Federal Regulations Regarding Prohibited Parties and Transactions. CTV and Solazyme are each a United States company with a policy requiring it to comply with all applicable laws, including economic sanctions and trade restrictions imposed by the United States government. CTV has undertaken to provide its parent organization with any information relevant to its potential involvement with any party that may be the target of such sanctions and restrictions. Accordingly, each Party shall provide the other Party with ninety (90) days’ advance notice if such Party or any of its Affiliates becomes aware that it may be any of the following:

(i) The target of, or owned or subject to control by any country, institution, organization, entity or person that is the target of, economic sanctions and trade restrictions imposed by the United States government; or

(ii) Debarred or otherwise excluded or declared ineligible to participate in U.S. government contracts or contracts, grants or other programs financed in whole or in part by the U.S. government; or

(iii) Listed by the U.S. Departments of Commerce or State as an entity with which U.S. persons may not engage in export or re-export related transactions.

12.18    United States Flow-Down Requirement; Nondiscrimination and Affirmative Action. CTV and certain of its Affiliates hold various contracts with the U.S. government. Pursuant to the terms of those contracts and associated laws, CTV and such Affiliates are required to flow down certain nondiscrimination and affirmative actions clauses into all covered “subcontracts.” (Refer to Executive Order No. 11246 (30 Fed. Reg. 12319), as amended by Executive Order No. 11375 (32 Fed. Reg. 14303) and Executive Order No. 12086 (43 Fed. Reg. 46501); Section 502 of the Rehabilitation Act of 1973 (29 U.S.C. § 793); Section 402 of the Vietnam Era Veteran’s Readjustment Assistance Act of 1973, as amended (38 U.S.C. § 4212), and the regulations implementing these laws.) Accordingly, to the extent this Agreement constitutes a covered subcontract under these laws and regulations, the Agreement incorporates by reference, in their entirety, the following Federal Acquisition Regulation (FAR) provisions, codified in Part 52 of Title 48 of the Code of Federal Regulations: FAR 52.222-26 (Equal Opportunity), FAR 52.222-35 (Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans), FAR 52.222-36 (Affirmative Action for Workers with Disabilities), FAR 52.222-37 (Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans) and FAR 52.222-38 (Compliance with Veterans’ Employment Reporting Requirements). CTV will notify Solazyme if this Agreement becomes a covered subcontract under any contract held by CTV or an Affiliate with the U.S. government, provided that CTV’s failure to provide such notice shall not be grounds for termination of this Agreement.

12.19    Notices. All notices, requests and other communications hereunder shall be in writing and shall be hand delivered, or sent by express delivery service with confirmation of receipt, or sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail), in each case to the respective address or facsimile number indicated below.

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CTV:	Solazyme:
3901 Briarpark	225 Gateway Boulevard
Houston, TX 77042	South San Francisco, CA 94080
Attn: Contract Manager	Attn: General Counsel
Fax: (713) 954-6388	Fax: (650) 989-1258
w/copy to: Chief Intellectual Property Counsel

Any such notice shall be deemed to have been given when received. Either Party may change its address or facsimile number by giving the other Party written notice, delivered in accordance with this Section.

12.20    Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, act of God, earthquake, flood, lookout, embargo, act of terrorism, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing Party, and such Party has exerted all reasonable efforts to avoid or remedy such force majeure.

12.21    Dispute Resolution. For any dispute arising out of or in connection with this Agreement, except for any breach of Section 11.1.1, 11.1.2, 11.2.1, or 11.2.2, each Party shall comply and shall cause its senior management and its Affiliates to comply with the dispute resolution process set forth in Exhibit B attached hereto.

12.22    Publicity.

12.22.1    Trademarks. Neither Party shall, without obtaining the other Party’s prior written consent, use the trade names, trademarks, service marks, company names or other trade designations of the other Party or any of its Affiliates. This prohibition includes use in any press release, advertising literature, or corporate information disclosures (including without limitation financial reports and government regulated information disclosures).

12.22.2    Public Announcement. Any public announcement concerning this Agreement or the matters contained herein shall only be made upon the mutual agreement of the Parties.

12.23    Employees; Contractors. Each Party shall not permit an employee or contractor of such Party (or of any Affiliate) to conduct work on or related to the Research Program unless such employee or contractor has executed a written agreement in favor of such Party (or its Affiliate) containing (i) confidentiality provisions consistent with those contained in this Agreement, and (ii) provisions assigning to such Party (or its Affiliate) any invention or creation made by such employee or contractor related to the Research Program, and all pertinent Intellectual Property rights thereto.

12.24    Complete Agreement. This Agreement, along with its Exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties unless reduced to writing and executed by the respective duly authorized representatives of Solazyme and CTV.

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12.25    Headings. The captions to the several Sections hereof are not part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

12.26    Construction: Interpretation. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party as the drafting party. All references in this Agreement to laws, agreements or other documents shall be deemed to mean those laws, agreements or documents as the same may be modified, replaced or amended from time to time. If a payment obligation falls due on a day other than a business day, the obligation shall be deemed to be due on the next business day. Wherever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”). All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections, Articles, and Exhibits are to Sections, Articles, and Exhibits of and to this Agreement, Unless otherwise provided, all references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years. All references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature.

12.27    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

12.28    Further Assurances. Each Party shall execute such documents, and cooperate in the making of such filings, as may be necessary to give full legal effect to the actions required of such Party under this Agreement.

12.29    Amendment of Phase 1 Agreement. The Parties acknowledge that certain terms and conditions of the Phase 1 Agreement regarding Phase 2 as then-contemplated have been renegotiated in connection with this Agreement. Such terms and conditions of the Phase 1 Agreement are hereby amended as set forth in this Section 12.29. Except as expressly modified and amended herein, (the Phase 1 Agreement shall remain unmodified and in full force and effect.

12.29.1    The second sentence of Section 2.4 of the Phase 1 Agreement is hereby amended to read in full as follows:

 “The Parties may mutually agree to execute a Phase 2 Agreement, which, if mutually agreed, would commence after Phase 1 on a mutually acceptable date set forth in such

 Phase 2 Agreement.”

12.29.2    The third sentence of Section 2.4 of the Phase 1 Agreement is hereby amended to read in full as follows:

 “Phase 1 is also referred to herein as the ‘Research Program Term.’”

12.29.3    The following sentence is added to the end of Section 2.5 of the Phase 1 Agreement:

 “If the Parties enter into a Phase 2 Agreement, the survival and/or termination of the licenses granted under Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.2.1, 5.2.2, 5.3.1, and Section

 5.3.3, and the provisions of

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 Section 5.6,    as well as the licenses granted under Sections 5.2.3 and

 5.3.2 shall be governed by the terms of the Phase 2 Agreement and not this Agreement.”

12.29.4    Sections 2.4.2, 2.4.3, 2.5, 6.2, 6.2.1, 6.2.2, 6.3, 6.4.2, and 7.1 of the Phase 1 Agreement are hereby deleted.

12.29.5    The third sentence of Section 7.2 of the Phase 1 Agreement is hereby deleted.

[the remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives effective as of the Effective Date.

CHEVRON U.S.A. INC., through its division, Chevron Technology Ventures		SOLAZYME, INC.

By:	/s/ Desmond King	By:	/s/ Jonathan Wolfson
Title:	President CTV	Title:	CEO
Date:	15 December 2010	Date:	12/16/2010

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EXHIBIT A

Phase 2 Research and Development Plan

[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT B

Dispute Resolution Process

The following sets forth the dispute resolution process for any dispute subject to dispute resolution pursuant to Section 12.21 of the main body of the Agreement:

1.	Either Party may initiate arbitration by filing a demand for arbitration with the other Party and with the American Arbitration Association (“AAA”). Appointment of the arbitrator shall be pursuant to the procedures of the Commercial Arbitration Rules of the AAA, and subject to any modifications to such rules as the Parties may agree in writing; provided, however, the Parties shall have full rights of discovery.

2.	The arbitration shall be conducted in San Francisco, California, before a single arbitrator.

3.	Each Party may be represented by counsel in any arbitration hereunder.

4.	The arbitration shall be conducted in English, and if a translator or interpreter is required, the Party needing such translator or interpreter shall provide one at its own expense.

5.	In any arbitration hereunder, this Agreement shall be construed and applied in accordance with the domestic laws of the State of California, and a judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision rendered in any arbitration hereunder shall be final, save for any grounds for vacating any such award under California Code of Civil Procedure Sections 1286.2 and 1286.4, and not appealable.

6.	During the course of any arbitration hereunder, the Parties will (i) each bear their own costs and attorneys’ fees and any expert witness fees, and (ii) share equally the arbitrator’s fees and expenses, except that the arbitrator shall award to the prevailing Party all reasonable attorneys’ fees, expert witness fees, arbitrator’s fees and all other expenses resulting directly or indirectly from such arbitration.

7.	The arbitrator shall have the authority to award temporary, preliminary and permanent injunctive and equitable relief in the arbitration. However, for the avoidance of doubt, notwithstanding such authority, the rights and remedies of both Parties under California Code of Civil Procedure Section 1281.8 are hereby expressly preserved.

8.	Any arbitration hereunder will be confidential, and the Parties may request that the arbitrator issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, including as may be required in connection with any filings made with, or by the requirements of the Securities and Exchange Commission, neither Party may make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without the prior written consent of the other Party. The existence of any dispute submitted to arbitration hereunder, and the related decision, shall be kept in confidence by the Parties, except as required in connection with the enforcement of such decision or as otherwise required by applicable law, including as may be required in connection with any filings made with, or by the requirements of the Securities and Exchange Commission.

B-1

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9.	Notwithstanding any of the foregoing to the contrary, the Parties agree that pursuant to Section 12.1 of the Agreement, Title IX of California Code of Civil Procedure (Sections 1280 – 1294.2) shall apply to any dispute hereunder.

B-2

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EXHIBIT C

Reserved.

C-1

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EXHIBIT D

Direct Competitors

Headquarters Location:
[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

D-1

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EXHIBIT E

Royalty Calculation Principles

The following sets forth the principles for the Parties to follow in determining any royalty to be paid by CTV to Solazyme under this Agreement and/or under any Phase 3 Agreement:

1.	Overview:

•

Any royalty to be paid by CTV to Solazyme pursuant to Section 6.4 of the main body of the Agreement shall be based on the Added Value (defined below), subject to the Minimum Royalty (defined in Section 4 below) and the other adjustments described in this Exhibit E and in Section 6.4 of the main body of the Agreement.

•	“Added Value” means, as further set forth in Section 2 below, the differential between:

(i)	the value derived from the sale or use by CTV or any of its authorized sublicensees of any Algal Oil used to produce end Licensed Products, based on a representative slate of end products which are expected to be made from such Algal Oil on a per CTV Refinery basis (the “Representative Slate”), and

(ii)	the value that could have been derived from the sale or use of a comparable slate and volume of products made from a reference crude oil (rather than Algal Oil) that is available for purchase on the market in the Relevant CTV Geographic Subfield (the “Benchmark Slate”).

•	Added Value shall be calculated on a volumetric basis.

•	[*]

•	[*]

2.	[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

[*]

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

3.	[*]

4.	Minimum Royalty:

•

“Minimum Royalty” means [*] of Algal Oil delivered to any CTV Refinery in year one of commercial operation of the first CTV Licensed Facility, adjusted annually each year after the first year of commercial operation for Increases in the Consumer Price Index for all Urban Consumers (CP1-U) for the U.S. City Average for All Items, 1982-84=100, but In no one year shall the increase be greater than [*].

•	For the avoidance of doubt, the Minimum Royalty shall not be subject to offset, as set forth in Section 6.4.4 and 6.4.5 of (the main body of the Agreement.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

EXHIBIT F

Solazyme Information Disclosure During Phase 2

The following items (with respect to the most promising Algal strains) are to be disclosed;

•	Whether or not an objective set forth In the Research and Development Plan has been completed

•	Oil profile data as area percent

•	Fermentation and process data for productivities, yields, liters, and cell densities, on an absolute basis as well as a percent of improvement from a baseline or as a percent of a control

•

Cost and sensitivity analysis data necessary to verify techno-economic model including conceptual design of commercial facility (e.g. process description, PFDS, mass & heat balances, composition summaries/stream tables & equipment list, etc)

•	Results from life cycle analyses on greenhouse gas emissions

•	Process knowledge

•	Process parameters (e.g., pH, temperature, etc.)

•	Fermentation and process data

•	Manufacturing methods

•	Nature and frequency of fermentation and downstream processing failures at pilot scale and 75K liter scale during Phase 2

•

Safety review information developed by Solazyme, if any, including information on the environmental impacts and handling safety of the microbial strains used in Phase 2, with, to avoid identification of the actual strains used, code names used in lieu of strain names and/or necessary redactions

The following items are not to be disclosed:

•	Strain names (e.g., Genus, species)

•	Strain numbers

•	Source of strains

•	All genomic, transcriptomic, proteomic, or metabolomic data generated

•	Details of heterologous genes or sequences used

•	Genotyping results

•	Raw-material sourcing information and costs, except as necessary for any techno-economic modal

•	Manufacturing and analytical partners

•	Analytical methods

•	Molecular biology methods

•	Strain development methods

•	Process development methods

F-1

CONFIDENTIAL

EXHIBIT G

Reserved.

G-1

CONFIDENTIAL

EXHIBIT H

Executive Committee

Solazyme: Jonathan Wolfson, Bob Florence

CTV: Jeffrey Jacobs, Jim Glowniak

H-1